Exhibit 2.1

PURCHASE AND SALE AGREEMENT
By and Among
AMERICAN CAPITAL ASSET MANAGEMENT, LLC,
AMERICAN CAPITAL MORTGAGE MANAGEMENT, LLC,
AMERICAN CAPITAL, LTD.,
and
AMERICAN CAPITAL AGENCY CORP.
Dated as of May 23, 2016

i

Annexes
Annex A – Definitions
Annex B – Contributed Assets
Annex C – Terms of Sublease
Exhibits
Exhibit A     Form of Assignment Agreement
Exhibit B     Form of Bill of Sale (Contributed Assets)
Exhibit C     Form of Assignment and Assumption Agreement (Contributed Assets)
Exhibit D    Company Knowledge Persons
Exhibit E    Form of Release
Exhibit F    Specified Energy & Infrastructure Companies
Exhibit G    Form of Transition Services Agreement

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of May 23, 2016 (this “Agreement”), is by and among American Capital Asset Management, LLC, a Delaware limited liability company (“Seller”), American Capital Mortgage Management, LLC, a Delaware limited liability company (the “Company”), American Capital, Ltd., a Delaware corporation and the parent of Seller (“Parent”), and American Capital Agency Corp., a Delaware corporation (“Buyer”). For all purposes of this Agreement, capitalized terms shall have the respective meanings set forth in Annex A hereto.
W I T N E S S E T H :
WHEREAS, the Company owns all of the issued and outstanding limited liability company interests in American Capital AGNC Management, LLC, a Delaware limited liability company and registered investment adviser under the Investment Advisers Act (“AGNC Adviser”), and American Capital MTGE Management, LLC, a Delaware limited liability company and registered investment adviser under the Investment Advisers Act (“MTGE Adviser” and, together with AGNC Adviser, the “Advisers”);
WHEREAS, AGNC Adviser provides investment management services to Buyer and certain of its subsidiaries pursuant to (a) the Management Agreement, dated as of May 20, 2008, by and between Buyer and AGNC Adviser, as amended and assigned pursuant to the Assignment and Amendment Agreement, dated as of July 29, 2011, and (b) the Amendment and Joinder Agreement, dated as of September 30, 2011, by and between American Capital Agency TRS, LLC, a Delaware limited liability company, AGNC Adviser and Buyer (collectively, the “AGNC Management Agreement”);
WHEREAS, MTGE Adviser provides investment management services to American Capital Mortgage Investment Corp., a Maryland corporation (“MTGE” and, together with Buyer, the “REITs,” and each, a “REIT”), and certain of its subsidiaries pursuant to (a) the Management Agreement, dated as of August 9, 2011, between MTGE and MTGE Adviser and (b) the Amendment and Joinder Agreement, dated as of September 30, 2011, by and between American Capital Mortgage Investment TRS, LLC, a Delaware limited liability company, MTGE Adviser and MTGE (collectively, the “MTGE Management Agreement,” and together with the AGNC Management Agreement, the “REIT Management Agreements”);
WHEREAS, Seller owns all of the issued and outstanding limited liability company interests in the Company (the “Interests”);
WHEREAS, Parent owns all of the issued and outstanding limited liability company interests in Seller;

WHEREAS, Buyer desires to purchase the Interests from Seller, and Seller desires to sell the Interests to Buyer, and Buyer, Parent and Seller desire to undertake the other Transactions (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, each REIT has received, concurrently with the execution and delivery of this Agreement, a letter of resignation from certain individuals pursuant to which each of such individuals has resigned, effective immediately, from the board of directors of such REIT.
NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions set forth herein, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement, at the Closing (a) Buyer shall purchase from Seller, and Seller shall sell, transfer and deliver to Buyer, the Interests, free and clear of any Encumbrances (other than restrictions under Securities Laws), and (b) Buyer shall pay by Wire Transfer to Seller an amount in cash equal to $562,000,000 (the “Purchase Price”).
Section 1.2    Closing Deliverables.
(a)    At the Closing, Seller and Parent shall deliver (or cause to be delivered) to Buyer:
(i)    the executed officer’s certificate required pursuant to Section 6.2(d) in form and substance reasonably satisfactory to Buyer;
(ii)    a limited liability company interest transfer agreement, duly executed by Seller, in the form attached hereto as Exhibit A (the “Assignment Agreement”);
(iii)    the Transition Services Agreement, duly executed by Seller and Parent;
(iv)    each other Ancillary Agreement, duly executed by Seller and/or one or more of its Affiliates (as applicable);
(v)    the resignations described in Section 5.16, duly executed by the individuals set forth on Section 5.16 of the Company Disclosure Letter;
(vi)    all instruments and documents necessary to release any Encumbrances (other than Permitted Encumbrances) from the assets of the Company Group and the Contributed Assets, including appropriate UCC termination statements; and

(vii)    a certificate, duly completed and executed by Parent, certifying that Parent is not a “foreign person” as defined under Section 1445 of the Code and the Treasury Regulations promulgated thereunder.
(b)    At the Closing, Buyer shall deliver (or cause to be delivered) to Seller:
(i)    the executed officer’s certificate required pursuant to Section 6.3(c) in form and substance reasonably satisfactory to Seller;
(ii)    by Wire Transfer to the account of Seller designated pursuant to Section 1.2(c), an amount in cash equal to the Purchase Price;
(iii)    the Assignment Agreement, duly executed by Buyer;
(iv)    the Transition Services Agreement, duly executed by Buyer; and
(v)    each other Ancillary Agreement, duly executed by Buyer and/or one of its Affiliates (as applicable).
(c)    Not less than two Business Days prior to the Closing Date, Seller shall deliver to Buyer Wire Transfer instructions designating the account(s) to which the amount set forth in Section 1.2(b)(ii) shall be paid by Buyer at the Closing.
Section 1.3    Closing. The consummation of the purchase and sale of the Interests (the “Closing”) shall take place at the offices of Skadden, Four Times Square, New York, New York at 10:00 a.m., local time, on (a) the final Business Day of the calendar month in which all of the conditions set forth in Article VI hereof (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived by the parties entitled to the benefits thereto or, if such final Business Day is not at least one Business Day after the aforementioned satisfaction or waiver, then the final Business Day of the immediately following calendar month; provided that the earliest date the Closing may occur is July 1, 2016, which for purposes of this Section 1.3(a) shall be deemed the final Business Day in June 2016 ; and provided, further, that the latest date the Closing may occur is the Business Day immediately prior to the Business Day that includes the effective time of the merger pursuant to the Parent Merger Agreement, or (b) such other date, time and place as Buyer and Seller shall mutually agree in writing (the date on which the Closing takes place being referred to herein as the “Closing Date”). For accounting and computational purposes, the Closing will be deemed to have occurred on the Closing Date at 12:01 a.m. New York, New York time, if the Closing Date is July 1, 2016, and 11:59 p.m. New York, New York time, if the Closing Date is any other date.

Section 1.4    Withholding Rights. Notwithstanding anything to the contrary in this Agreement, Buyer will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement or any Ancillary Agreement, and from any other payments otherwise required pursuant to this Agreement or any Ancillary Agreement or in connection with the Transactions, such amounts as Buyer or its Affiliates are required to deduct and withhold with respect to any such deliveries and payments under Applicable Law; provided that, with respect to payment of the Purchase Price under Section 1.2(b)(ii), (a) Buyer shall notify Seller at least three Business Days prior to Closing of any Taxes that it has determined are required to be deducted or withheld and the basis for such withholding and the estimated amount, and (b) Buyer shall cooperate with Seller in good faith and at Seller’s expense to obtain any reduction of or relief from deduction or withholding of such Taxes. To the extent that amounts are so withheld, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in a correspondingly labeled section of the Seller Disclosure Letter, it being agreed that any matter disclosed in any section or subsection of the Seller Disclosure Letter shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection, Parent and Seller hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing (provided that any representation or warranty that addresses matters as of a particular date, shall be deemed to have been made only as of such date), as follows:
Section 2.1    Organization. Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent and Seller have the requisite corporate or limited liability company power and authority (as applicable) to carry on their respective businesses as they are now being conducted and to own, lease and operate all of their respective properties and assets.
Section 2.2    Authority. Parent has all requisite corporate, and Seller has all requisite limited liability company, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which either of them is (or will be) a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Seller of this Agreement and each Ancillary Agreement to which either of them is (or will be) a party and the consummation by them of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all required actions on the part of Parent and Seller. This Agreement and each Ancillary Agreement to which Parent or Seller is a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by Parent or Seller (as applicable) and (assuming due authorization, execution and delivery by each other party hereto or thereto (as applicable)) this Agreement and each Ancillary Agreement to which Parent or Seller or any of their Affiliates is a party constitutes (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will constitute) legal, valid and binding obligations of Parent or Seller(as applicable) enforceable against Parent or Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability. Seller has made available to Buyer correct and complete copies of the resolutions of each of Seller’s board of managers and Seller’s sole member, in each case, approving the execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the Transactions.
Section 2.3    No Violation. Except as set forth in Section 2.3 of the Seller Disclosure Letter or in Section 2.4, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Parent or Seller of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of Parent or Seller; (b) violate any Applicable Law; or (c) result in a violation or breach by Parent or Seller, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material Contract to which Parent or Seller is a party or by which Parent or Seller or any of their properties or assets are bound.
Section 2.4    Consents and Approvals. Except (a) as required under the HSR Act, (b) as set forth in Section 2.4 of the Seller Disclosure Letter and (c) for any consent, approval or notice that may be required solely by reason of the participation of Buyer (as opposed to any other third party purchaser) in the transactions contemplated hereby, neither Parent nor Seller is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Parent or Seller is a party or the consummation of the transactions contemplated hereby or thereby.

Section 2.5    Ownership of Interests. The Interests are owned, of record and beneficially, by Seller, and will at the Closing be free and clear of any Encumbrances (other than restrictions under Securities Laws).
Section 2.6    Proceedings.
(a)    Except as set forth in Section 2.6 of the Seller Disclosure Letter, there are no legal, administrative, arbitral or other proceedings, investigations, examinations, audits, complaints, charges, hearings, claims, demands, suits or actions (collectively, “Proceedings”) that are pending or, to the Knowledge of the Company, threatened, against Parent or Seller or any of its Affiliates that (i) individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Seller to perform their obligations hereunder or under any Ancillary Agreement or (ii) challenge the validity of the Transactions, this Agreement or the Ancillary Agreements.
(b)    There is no injunction, order, judgement or decree imposed upon Parent or Seller or any of its Affiliates that would reasonably be expected to prevent or materially delay the ability of Parent or Seller to perform, or to cause the Company to perform, its respective obligations under this Agreement or the Ancillary Agreements.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in a correspondingly labeled section of the Company Disclosure Letter, it being agreed that any matter disclosed in any section or subsection of the Company Disclosure Letter shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection, Parent, Seller and the Company hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing (provided that any representation or warranty that addresses matters as of a particular date, shall be deemed to have been made only as of such date), as follows:
Section 3.1    Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate all of its material properties and assets. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to either the Business or the Company

Group, taken as a whole. The Company has made available to Buyer complete and correct copies of the Organizational Documents of each member of the Company Group, all as in effect on the date hereof.
Section 3.2    Authority. The Company has all requisite company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all required actions on the part of the Company. This Agreement and each Ancillary Agreement to which the Company is a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each other party hereto or thereto (as applicable)) this Agreement and each Ancillary Agreement to which the Company is a party constitutes (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will constitute) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability. The Company has made available to Buyer complete and correct copies of the resolutions of each of its board of managers and its sole member, in each case, approving the execution and delivery by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the Transactions.
Section 3.3    No Violation. Except as set forth in Section 3.3 of the Company Disclosure Letter or in Section 3.4, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of any member of the Company Group; (b) violate any Applicable Law; or (c) result in a violation or breach by any member of the Company Group of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any Material Contracts.
Section 3.4    Consents and Approvals. Except (a) as required under the HSR Act, (b) as set forth in Section 3.4 of the Company Disclosure Letter and (c) for any consent, approval or notice that may be required solely by reason of the participation of Buyer (as opposed to any other third party purchaser) in the transactions contemplated hereby, no member of the Company Group is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which any member of the Company Group is a party or the consummation of the transactions contemplated hereby or thereby.
Section 3.5    Interests; Capital Structure.
(a)    The Interests have been duly authorized and validly issued and are fully paid and non-assessable. Other than the Interests, no limited liability company interests or other equity interests in the Company are issued and outstanding.
(b)    Except as set forth in Section 3.5(b) of the Company Disclosure Letter, there are no outstanding options, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” or other similar rights (“Equity Rights”) (i) obligating any member of the Company Group to issue, deliver, redeem, purchase or sell, any ownership interests in any member of the Company Group or any securities convertible or exchangeable into or exercisable for any ownership interests in any member of the Company Group, (ii) giving any Person a right to subscribe for or acquire any ownership interests in any member of the Company Group, or (iii) obligating any member of the Company Group to issue, grant, adopt or enter into any such Equity Rights. Except as set forth in Section 3.5(b) of the Company Disclosure Letter, there are no bonds, debentures, notes or other Indebtedness of any member of the Company Group that grant to a third party the right to vote or consent (or that are convertible into, or exchangeable for, securities having the right to vote or consent) on any matters related to the transactions contemplated hereby. Except as set forth in Section 3.5(b) of the Company Disclosure Letter, there are no voting trusts, irrevocable proxies or other Contracts to which any member of the Company Group is a party or is bound with respect to the voting or consent of any ownership interests of any member of the Company Group.
Section 3.6    Subsidiaries. The Advisers are the only Subsidiaries of the Company. Each such Subsidiary is duly formed or organized (as applicable), validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the Applicable Laws of its jurisdiction of formation or organization (as applicable). Each such Subsidiary has the requisite company, partnership or corporate (as applicable) power and authority to carry on its business in the manner as it is now being conducted and to own, lease and operate all of its properties and assets. Each such Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material to either the Business or the Company Group, taken as a whole. Except as set forth in Section 3.6 of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary, free and clear of any Encumbrances (other than restrictions under the Securities Laws). All of the issued and outstanding ownership interests in such Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.
Section 3.7    Company Financial Statements; No Undisclosed Liabilities.
(a)    The Company has made available to Buyer complete and correct copies of the unaudited consolidated balance sheets of the Company as of December 31, 2015 (the “Company Balance Sheet”) and December 31, 2014 and the related unaudited consolidated statements of operations and cash flows for the fiscal years ended December 31, 2015 and December 31, 2014. The balance sheets referred to in this Section 3.7(a) present fairly in all material respects the financial position of the Company Group as of the respective dates thereof, and the other financial statements referred to in this Section 3.7(a) present fairly in all material respects the results of the operations and cash flows of the Company Group for the respective fiscal periods therein set forth, in each case in accordance with GAAP consistently applied.
(b)    No member of the Company Group has any Liabilities (whether of a nature required by GAAP to be accrued in the Company Balance Sheet or otherwise), except (i) Liabilities contemplated by or in connection with this Agreement or the Ancillary Agreements or the Transactions or set forth in Section 3.7(b) of the Company Disclosure Letter, (ii) as and to the extent disclosed or reserved against in the Company Balance Sheet or (iii) Liabilities incurred since the date of the Company Balance Sheet, in the ordinary course of business that, individually or in the aggregate, are not and would not reasonably be expected to be material to either the Business or the Company Group, taken as a whole. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company Group’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with authorizations of management; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company Group’s assets that could have a material effect on the consolidated financial statements.
Section 3.8    Absence of Certain Changes. Since the date of the Company Balance Sheet, except as described in Section 3.8 of the Company Disclosure Letter, (a) each member of the Company Group has conducted its business, and the Business has been conducted, in the ordinary course consistent with past practices in all material respects and (b) there has not been any Company Material Adverse Effect or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. In addition, from the date of the Company Balance Sheet through the date hereof, neither Parent or Seller (in respect of the Company Group or the Business) nor any member of the Company Group has taken any action that, if proposed to be taken after the date hereof, would require the consent of Buyer under Section 5.1.
Section 3.9    Material Contracts.
(a)    Section 3.9(a) of the Company Disclosure Letter contains a complete and correct list of all Material Contracts in existence on the date hereof. The Company has made available to Buyer complete and correct copies of all such Material Contracts.
(b)    Each Material Contract is valid, binding and in full force and effect, and is enforceable against the member of the Company Group that is party thereto, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability. No member of the Company Group is in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in default thereunder.
Section 3.10    Compliance with Applicable Law.
(a)    Except as set forth in Section 3.10(a) of the Company Disclosure Letter, since January 1, 2014, each member of the Company Group has complied in all material respects with all Applicable Laws and no member of the Company Group has received any written notice asserting any violation by any member of the Company Group or any director or officer thereof (in their capacity as such) of any Applicable Law.
(b)    Each member of the Company Group holds, and at all times since January 1, 2014 has held, all Permits necessary for the conduct of the Business under and pursuant to Applicable Law. All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened.

(c)    Except as set forth in Section 3.10(c) of the Company Disclosure Letter and for routine examinations conducted by any Governmental Authority in the regular course of the business of any member of the Company Group or any REIT, since January 1, 2012, no Governmental Authority has, to the Knowledge of the Company, initiated, and no Governmental Authority has provided written notice to any member of the Company Group of, any investigation into the business or operations of any member of the Company Group, any REIT or the Business. Except as set forth in Section 3.10(c) of the Company Disclosure Letter, to the Knowledge of the Company, there is no deficiency, violation or exception claimed or asserted in writing by any Governmental Authority with respect to any examination of any member of the Company Group or any REIT that has not been resolved.
Section 3.11    Regulatory Documents; Registrations.
(a)    Since January 1, 2012, each member of the Company Group has filed (after giving effect to any extensions) all Regulatory Documents that were required to be filed with any Governmental Authority.
(b)    Each Adviser, at all times required by the Investment Advisers Act since January 1, 2014, has been duly registered as an investment adviser under the Investment Advisers Act. Each Adviser is, and at all times required by Applicable Law (including the Investment Advisers Act) since January 1, 2012 has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification. The Company has made available to Buyer a complete and correct copy of the Form ADV of each Adviser as in effect on the date of this Agreement. There is no Proceeding pending or, to the Knowledge of the Company, threatened, by any Governmental Authority, that would be reasonably expected to result in the ineligibility of an Adviser to act as an investment adviser.
(c)    No member of the Company Group is required to be registered as a broker or dealer with the SEC, the securities commission of any state, FINRA or any other self-regulatory body.
Section 3.12    Clients. Except with respect to the REITs and their respective Subsidiaries, no member of the Company Group acts as investment adviser, general partner, managing member or sponsor to any other pooled investment vehicle or any other Person as of the date hereof.
Section 3.13    Ineligible Persons. No Adviser nor any “person associated with” (as defined in the Investment Advisers Act) any Adviser is ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the

Knowledge of the Company, threatened by any Governmental Authority that would result in the ineligibility of any Adviser or any such “person associated with” any Adviser to serve in any such capacities pursuant to Section 203(e) or 203(f) of the Investment Advisers Act.
Section 3.14    Proceedings. There are no Proceedings that are pending or, to the Knowledge of the Company, threatened, against any member of the Company Group or, to the Knowledge of the Company, any officer or director (in their capacity as such) of a member of the Company Group (including Proceedings initiated by or conducted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA, the IRS, the Department of Labor or any other Governmental Authority), including any such Proceedings that (a) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Company to perform its obligations hereunder or under any Ancillary Agreement, or (b) as of the date hereof, challenge the validity of the Transactions, this Agreement or the Ancillary Agreements. No member of the Company Group has been subject to a voluntary or involuntary petition under the Applicable Laws relating to bankruptcy or insolvency or the appointment of a receiver, fiscal agent or similar officer by a court for its business or property. No member of the Company Group nor, to the Knowledge of the Company, any officer or director of a member of the Company Group (i) has been subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him, her or it from, or otherwise imposing limits or conditions on his, her or its engaging in, any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company, (ii) has been found by any Governmental Authority to have violated any Securities Laws, the Investment Company Act, the Investment Advisers Act, other United States or state securities, commodities and other investment related Applicable Laws and rules and regulations promulgated by any Governmental Authority (including FINRA and each applicable exchange (as defined under the Exchange Act)) thereunder or (iii) has engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of SEC Regulation S–K.
Section 3.15    Employee Benefit Plans.
(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and (ii) each other employee benefit plan, program, contract, fund or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, including any equity option, equity purchase, equity appreciation right, equity-based incentive, employment, cash bonus, incentive compensation, retirement, pension, deferred compensation, profit-sharing, unemployment or severance compensation plan, program, contract, fund or arrangement provided to any current or former employees, directors, managers, officers, individual consultants or individual independent contractors of any member of the Company Group, that are sponsored or maintained by any member of the Company Group or any other member of the Controlled Group, or with respect to which any member of the Company Group or any other member of the Controlled Group has made or is required to make payments, transfers or contributions to or on behalf of such individuals or with respect to which any member of the Company Group or any other member of the Controlled Group has or could have any Liability with respect to such individuals (all of the above items, whether listed or required to be listed in Section 3.15(a) of the Company Disclosure Letter, being hereinafter individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans,” respectively). Section 3.15(a) of the Company Disclosure Letter identifies each Company Benefit Plan. No member of the Company Group has any current Liability with respect to any Employee Benefit Plan or any other employee benefit plan, program or arrangement, other than the Company Benefit Plans or any employee benefit plan, program or arrangement that is mandated by Applicable Laws. No Company Benefit Plan is maintained outside of the United States.
(b)    Copies of the following materials have been made available to Buyer: (i) all current plan documents for each Company Benefit Plan or, in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all determination, advisory or opinion letters from the IRS with respect to any of the Company Benefit Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Company Benefit Plans, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Company Benefit Plan, and (v) all material correspondence relating to any Company Benefit Plan between any member of the Company Group and any Governmental Authority within three years preceding the date hereof.
(c)    Each of the Employee Benefit Plans has been maintained, operated and administered in material compliance with, and each of the Company Benefit Plans has been maintained, operated and administered in compliance with, its terms and Applicable Laws, including ERISA and the Code. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on any member of the Company Group.
(d)    (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable

Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to result in the revocation of such letter.
(e)    Except as would not result in Liability to any member of the Company Group, no member of the Company Group nor any other member of the Controlled Group maintains, contributes to, or sponsors (or has ever maintained, contributed to, or sponsored) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. With respect to each group health plan benefiting any current or former employee of any member of the Company Group or any other member of the Controlled Group that is subject to Section 4980B of the Code, except as would not result in material Liability to any member of the Company Group, each member of the Company Group and each other member of the Controlled Group have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(f)    There are no pending or, to the Knowledge of the Company, threatened Proceedings (other than routine claims for benefits), against or affecting any Company Benefit Plan, by any current or former employee or beneficiary covered under such Company Benefit Plan(as applicable) or otherwise involving such Company Benefit Plan, nor, to the Knowledge of the Company, is there any basis for one.
(g)    Except as set forth in Section 3.15(g) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) entitle any current or former director or employee of any member of the Company Group (or the dependents of any such Persons) to any payment (whether of severance pay or otherwise), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director or employee (or the dependents of any such Persons) or (iii) accelerate the time of payment or vesting of amounts due any such director or employee (or the dependents of any such Persons).
(h)    No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of any member of the Company Group who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Each Company Benefit Plan and any other payment or arrangement for which any member of the Company Group has Liability that is subject to Section 409A of the Code is in documentary compliance with, and has been operated in compliance with, Section 409A of the Code, and no Person has a right to any gross up or indemnification from any member of the Company Group with respect to any such Company Benefit Plan, payment or arrangement subject to Section 409A of the Code.
(i)    No Employee Benefit Plan provides payments or benefits, including post-termination health or life insurance benefits, beyond termination of service or retirement (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).
(j)    No Company Benefit Plan provides benefits to any individual who is not a current or former employee of any member of the Company Group, or the dependents or other beneficiaries of any such current or former employee.
(k)    No Company Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be accrued or made to, any Company Benefit Plan on or prior to the Closing Date will have been paid, made or accrued on or prior to the Closing Date.
Section 3.16    Employment Matters.
(a)    (i) No member of the Company Group is party to or bound by any union contract, collective bargaining agreement or other similar type of Contract, (ii) (A) no member of the Company Group has agreed to recognize any union or other collective bargaining representative, (B) no union or group of employees has made a pending demand for recognition and (C) there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board and (iii) no union or collective bargaining representative has been certified as representing any Company Employees and, to the Knowledge of the Company, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any Company Employees. Except as set forth in Section 3.16(a) of the Company Disclosure Letter, no member of the Company Group is party to or bound by any independent contractor agreement, consulting agreement or other similar type of Contract (with any natural Person) that cannot be terminated upon a month or less notice without Liability of more than $25,000 to any member of the Company Group.
(b)    The Company has made available to Buyer a correct and complete list that sets forth, as of the date hereof, the title, location, employer, date of hire, exempt/non-exempt status, employment status (i.e., whether full-time, temporary, leased, etc.), active or inactive status (including type of leave, if any), base compensation, bonus/commission and total compensation for the prior year and current annual base salary or hourly wage rate (or other compensation), target bonus/commission for the current year and total compensation for the current year to date with respect to each Company Employee, as well as the total cumulative accrued, but unused, vacation time for all Company Employees as of the date of this Agreement. The Company is the only member of the Company Group that currently has, and has ever had, any employees.
(c)    No member of the Company Group employs any employee who cannot be dismissed immediately, whether currently or immediately after the consummation of the Transactions, without notice or cause and without further Liability to any member of the Company Group. To the Knowledge of the Company, no employee, consultant or independent contractor who is employed by any member of the Company Group or who provides services to any member of the Company Group or either of the REITs intends to terminate his or her employment relationship or engagement.
(d)    Since January 1, 2012, all Company Employees who work in the United States have been, and all former employees of the Company or any of its Affiliates (who provided services to any member of the Company Group or either of the REITs) who worked in the United States whose employment terminated, voluntarily or involuntarily, prior to the Closing Date, were legally authorized to work in the United States. The Company has completed and retained the, since January 1, 2012, necessary employment verification paperwork under IRCA for employees hired prior to the Closing Date. Further, since January 1, 2012, the Company was in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.
(e)    Since January 1, 2012, all individuals who perform services for any member of the Company Group or either of the REITs have been classified correctly, in accordance with the terms of each Employee Benefit Plan and ERISA, the Code, the Fair Labor Standards Act and all other Applicable Laws, as employees, independent contractors or leased employees, and no member of the Company Group, or any of their Affiliates, has received notice to the contrary from any Person or Governmental Authority.

(f)    Except as set forth in Section 3.16(f)(i) of the Company Disclosure Letter, since January 1, 2012, the Company Group has been in compliance with all Applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation and the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Applicable Law. Except as set forth in Section 3.16(f)(ii) of the Company Disclosure Letter, there are no labor or employment Proceedings pending, or to the Knowledge of the Company threatened, between any member of the Company Group and any employees, current or former, of any member of the Company Group.
Section 3.17    Intellectual Property.
(a)    Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all Company Group Intellectual Property that as of the date hereof is registered or subject to an application for registration with any Governmental Authority by any member of the Company Group (collectively, whether listed or required to be listed in Section 3.17(a) of the Company Disclosure Letter, the “Registered IP”). All Registered IP is in effect and subsisting.
(b)    The members of the Company Group own, license or otherwise have the right to use all Intellectual Property necessary for the conduct of the Business as currently conducted, provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property of another Person (which is addressed in Section 3.17(c)).
(c)    As of the date hereof (i) to the Knowledge of the Company, the Company Group’s use of the owned Company Group Intellectual Property does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company Group in any owned Company Group Intellectual Property, (iii) since January 1, 2014, no claims have been asserted in writing by any Person against any member of the Company Group alleging that any member of the Company Group’s use of any Company Group Intellectual Property infringes, misappropriates or otherwise violates the rights of such Person, and (iv) since January 1, 2014, no claims have been asserted in writing by any member of the Company Group alleging that any Person infringes, misappropriates or otherwise violates any Company Group Intellectual Property.

Section 3.18    Taxes. Except as set forth in Section 3.18 of the Company Disclosure Letter:
(a)    Each member of the Company Group has (i) timely filed (or caused to be timely filed) all Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with the appropriate Taxing Authority and all such Tax Returns were and are complete and correct in all respects and (ii) timely paid (or caused to be timely paid) all Taxes which were required to be paid by the Company Group other than any such Taxes that are being contested in good faith by appropriate proceedings.
(b)    There is currently no pending or proposed in writing audit of any Tax Returns of the Company Group.
(c)    There are no outstanding waivers or extensions given by any member of the Company Group regarding the application of the statute of limitations with respect to any Taxes.
(d)    There are no Encumbrances for Taxes upon the assets or properties of any member of the Company Group or the Business (including the Contributed Assets) other than Permitted Encumbrances.
(e)    The amount of the Liability of any member of the Company Group for unpaid Taxes for all periods ending on or before December 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Balance Sheet. The amount of the Liability of any member of the Company Group for unpaid Taxes for all periods following the end of the most recent period covered by the Company Balance Sheet shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)    Each member of the Company Group has withheld and paid each Tax required to have been withheld and paid by each of them in connection with amounts paid or owing to any employee, independent contractor, service provider, creditor, customer, shareholder or other party, and each such member has complied with all information reporting and backup withholding provisions of Applicable Law.
(g)    No member of the Company Group was a member of any affiliated, combined, unitary, or other similar group filing a consolidated, combined, unitary, or other Tax Return (other than any such group of which the Company is the common parent) for any taxable year for which the assessment of Taxes has not expired pursuant to the relevant statute of limitations.

(h)    No member of the Company Group is a party to, bound by, or has any obligation under, any Tax sharing, Tax indemnity or Tax allocation agreement or similar agreement or arrangement with respect to Taxes with any Person other than obligations in customary agreements with third parties entered into in the ordinary course of business consistent with past practice.
(i)    Each member of the Company Group, including the Company and each Adviser, is, and at all time since their respective formations have been, properly treated and classified for all U.S. federal and applicable state Tax purposes as partnerships or entities which are disregarded as an entity separate from its owner (within the meaning of Section 301.7701-3 of the Treasury Regulations promulgated pursuant to the Code).
Section 3.19    Insurance. Each insurance policy and insurance bond covering the Company Group is set forth in Section 3.19 of the Company Disclosure Letter and is in full force and effect and, in the 12 months prior to the date hereof, no member of the Company Group has received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond. There is no material claim by any member of the Company Group pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.
Section 3.20    Real Estate. No member of the Company Group owns any real property. Section 3.20 of the Company Disclosure Letter identifies all of the real estate leases and subleases to which any member of the Company Group is a party or is used in the Business, in each case, on the date hereof (any lease or sublease listed or required to be listed in Section 3.20 of the Company Disclosure Letter, the “Leases” and such real property leased pursuant to the Leases, the “Leased Real Property”). Complete and correct copies of the Leases have been made available to Buyer, together with any amendments, modifications or supplements thereto. No member of the Company Group has received any written notice from the landlord or lessor under any of the Leases claiming that any member of the Company Group is in breach in any material respect of its obligations under its respective Leases.
Section 3.21    Affiliate Transactions.
(a)    Section 3.21(a) of the Company Disclosure Letter lists each Contract between Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand (any Contract listed or required to be listed in Section 3.21(a) of the Company Disclosure Letter, an “Affiliate Agreement”), including any loan outstanding from Seller or any of its Affiliates (other than the Company and its Subsidiaries) to the Company or any of its Subsidiaries, or any loan outstanding from the

Company or any of its Subsidiaries to Seller or any of its Affiliates (other than the Company and its Subsidiaries).
(b)    Except (x) for employment Contracts listed under Section 3.9(a) of the Company Disclosure Letter, (y) pursuant to Company Benefit Plans listed on Section 3.15(a) of the Company Disclosure Letter for Company Employees disclosed to Buyer in accordance with Section 3.16(b) or (z) as set forth in Section 3.21(b) of the Company Disclosure Letter, none of Parent, Seller or their Affiliates (other than members of the Company Group), and, to the Knowledge of the Company, no employee, officer or director of any member of the Company Group, any member of his or her immediate family or any ownership vehicles of any of the foregoing (collectively, “Related Persons”) (i) owes any amount to a member of the Company Group nor does a member of the Company Group owe any amount to, or has a member of the Company Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is party to a Contract with any member of the Company Group, (iii) owns any property or right, tangible or intangible, that is used by any member of the Company Group or (iv) has any claim or cause of action against any member of the Company Group (collectively, and including any Contracts, arrangements or relationships disclosed in Section 3.21(b) of the Company Disclosure Letter, “Related Person Arrangements”).
(c)    Section 3.21(c) of the Company Disclosure Letter lists all Shared Contracts (or categories thereof, as applicable) under which any member of the Company Group or the Business had non-de minimis expenses in 2015.
Section 3.22    Brokers and Finders. Other than Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Parent, Seller or any member of the Company Group in connection with this Agreement or the transactions contemplated hereby.
Section 3.23    Assets.
(a)    The members of the Company Group own, hold valid leasehold interests in, or otherwise have legally enforceable rights to use, all of the material tangible personal property reflected on the Company Balance Sheet or purchased, leased or otherwise acquired since the date of the Company Balance Sheet (other than property sold or otherwise disposed of in the ordinary course of business of the Company Group since the date of the Company Balance Sheet), free and clear of all Encumbrances, and except for Permitted Encumbrances. The assets of the Company Group together with the Contributed Assets (which shall be assets of the Company Group as of the Closing), together with the rights and services to be made available to Buyer pursuant to the Transition Services Agreement, constitute the assets, rights and services necessary and sufficient to conduct the Business in substantially the same manner as the Business has been conducted for the previous 12 months.
(b)    The assets of the Company Group and the Contributed Assets (which shall be assets of the Company Group as of the Closing) are adequate in all material respects for the purposes for which such assets are used or are held for use as of the date hereof.
Section 3.24    Compliance Program.
(a)    Each of the Advisers has, and since the date of its registration as an investment adviser under the Investment Advisers Act, has had in place all policies and procedures required by Applicable Law in connection with its business as an investment adviser (including Rule 206(4)-7 under the Investment Advisers Act) each of which is in form and substance in compliance in all material respects with Applicable Law, and each of the Advisers is in compliance in all material respects with the provisions of such policies and procedures. Other than as described in Section 3.24(a) of the Company Disclosure Schedule, there have been no material violations of the policies and procedures described in this Section 3.24 since January 1, 2014. The Company has made available to Buyer correct and complete copies of such policies and procedures.
(b)    The Company has made available to Buyer complete and correct copies of each written report relating to the policies and procedures described in Section 3.24(a), including each report relating to an annual review of such policies and procedures conducted pursuant to Rule 206(4)-7 under the Investment Advisers Act (regardless of whether the review was conducted by the Advisers’ Chief Compliance Officer or a third party). Each of the Advisers has conducted reviews of its compliance policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act.
Section 3.25    Advisers’ Services.
(a)    Correct and complete copies of (i) all of the investment advisory agreements in effect as of the date hereof (which include only the REIT Management Agreements), (ii) all material distribution or underwriting Contracts in effect as of the date hereof for the payment of service fees, (iii) all material administrative services and other services agreements, if any, pertaining to each of the REITs in effect as of the date hereof, and (iv) since January 1, 2012, all SEC examination findings with respect to the Company Group or the REITs (A) have been made available to Buyer prior to the date hereof and (B) except as to the foregoing clause (iv), as of the date hereof, are in full force and effect. As between the Advisers and the REITs, there has been in full force and effect an investment advisory, sub-advisory, distribution or underwriting agreement (as applicable) at all times since the inception of such REIT pursuant to which any member of the Company Group received compensation respecting its activities in connection with such REIT.

(b)    No Proceeding to revoke any orders of exemption issued under the Investment Advisers Act to the Advisers has been commenced and, to the Knowledge of the Company, no such Proceeding is threatened by the SEC. Copies of all exemptive orders and SEC no-action letters obtained by or on behalf of any member of the Company Group relating to the services provided by the Advisers have been made available to Buyer.
(c)    No Company Group member or any “person associated with” (as defined in the Investment Advisers Act) a Company Group member is ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in the ineligibility of any such Company Group member or any such “person associated with” a Company Group member to serve in any such capacities pursuant to Section 203(e) or 203(f) of the Investment Advisers Act.
Section 3.26    IT Systems. The IT Systems, as of the date hereof, are adequate and sufficient (including with respect to working condition and capacity) for the operations of each of the members of the Company Group and the Business. Each member of the Company Group has taken commercially reasonable measures to maintain the performance and security of the IT Systems (and any information or data stored thereon). During the two years prior to the date hereof, there has been no failure or failures with respect to any IT Systems, nor, to the Knowledge of the Company, has there been any material unauthorized intrusion into any IT Systems.
Section 3.27    Banks; Power of Attorney. Section 3.27(a) of the Company Disclosure Letter contains a complete and correct list of the names and locations of all banks in which any member of the Company Group has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.27(b) of the Company Disclosure Letter, no Person holds a power of attorney to act on behalf of any member of the Company Group.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in a correspondingly labeled section of the Buyer Disclosure Letter, it being agreed that any matter disclosed in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection, Buyer represents and warrants to Seller, as of the date hereof and as of the Closing (provided that any representation or warranty that addresses matters as of a particular date, shall be deemed to have been made only as of such date), as follows:
Section 4.1    Organization. Buyer is a corporation, duly incorporated and validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.
Section 4.2    Authority. Each of Buyer and its Affiliates (as applicable) has all requisite company, partnership or corporate (as applicable) power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Buyer and its Affiliates (as applicable) of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation by it of the Transactions have been duly and validly authorized and approved by all required actions on the part of Buyer or such Affiliate (as applicable). This Agreement and each Ancillary Agreement to which Buyer or any of its Affiliates is a party has been (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by each other party hereto or thereto (as applicable)) this Agreement and each Ancillary Agreement to which Buyer or any of its Affiliates is a party constitutes (or, in the case of any such Ancillary Agreement to be executed and delivered after the date hereof, will constitute) legal, valid and binding obligations of Buyer or such Affiliate (as applicable), enforceable against Buyer or such Affiliate (as applicable) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or and similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability. Buyer has made available to the Company the resolutions of its board of directors approving the execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the Transactions.
Section 4.3    No Violations. Except as set forth in Section 4.4 hereof, neither the execution, delivery or performance of this Agreement and the Ancillary Agreement to which it is a party, nor the consummation by each of Buyer and its Affiliates (as applicable) of the Transactions, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of Buyer or any such Affiliate; (b) violate any Applicable Law; or (c) result in a violation or breach by Buyer or any such Affiliate of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material Contract to which it is a party, or by which it or any of its properties or assets are bound.
Section 4.4    Consents and Approvals. Except (a) as required under the HSR Act or (b) as set forth in Section 4.4 of the Buyer Disclosure Letter, no consents or approvals of or filings, declarations or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Buyer of this Agreement or any Ancillary Agreement or the consummation by Buyer of the Transactions.
Section 4.5    Proceedings.
(a)    There are no Proceedings that are pending or, to the knowledge of Buyer, threatened against or relating to Buyer or any of its Affiliates that (i) individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Buyer to perform its obligations hereunder or under any Ancillary Agreement, or (ii) challenge the validity of the Transactions, this Agreement and the Ancillary Agreements.
(b)    There is no injunction, order, judgment or decree imposed upon Buyer or any of its Affiliates that would reasonably be expected to prevent or materially delay the ability of Buyer to perform its respective obligations hereunder or the Ancillary Agreements.
Section 4.6    Investment Representations. Buyer is purchasing the Interests for its own account, for investment purposes only, and not for, with a view to, or in connection with the resale or other distribution thereof, in whole or in part. Buyer is either a “qualified institutional buyer” as defined by Rule 144A under the Securities Act or an “accredited investor” as defined in paragraph (1), (2) or (7) of Rule 501(a) under the Securities Act.
Section 4.7    Sufficient Funds. Buyer has, and will have, on the Closing Date, sufficient funds to enable Buyer to consummate the Transactions, including the payments contemplated under Article I.
Section 4.8    Brokers and Finders. Other than J.P. Morgan Securities LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Buyer or any of its Affiliates in connection with this Agreement or the Transactions.

ARTICLE V

COVENANTS
Section 5.1    Pre-Closing Conduct of Business by the Company Group. During the period from the date of this Agreement and continuing through the Closing, except (A) as required or expressly contemplated by this Agreement (including Section 5.5) or the Ancillary Agreements or as otherwise reasonably necessary to effectuate the Transactions, (B) as set forth in Section 5.1 of the Company Disclosure Letter, or (C) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Parent, Seller and the Company agree that the Company shall, and shall cause each other member of the Company Group to, (i) conduct its business and the Business in all material respects in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact its business and the Business, (iii) maintain insurance upon all material assets of the Company Group and the Business in such amounts and of such kinds comparable to that in effect on the date hereof, (iv) pay and discharge current Liabilities as and when due and payable in accordance with the Contracts governing such Liabilities, except for Liabilities not material in amount that are disputed in good faith by appropriate proceedings and properly reserved for on the Company Balance Sheet and (y) comply in all material respects with all Applicable Laws and Material Contracts (provided that, notwithstanding anything in this Section 5.1 to the contrary, the members of the Company Group shall be permitted to make distributions of cash to Seller and its Affiliates or other members of the Company Group at any time and from time to time, subject to compliance with clause (iii) and (iv) above, during the period from the date of this Agreement until immediately prior to the Closing). Without limiting the generality of the foregoing, except (x) as required or expressly contemplated by this Agreement or as otherwise reasonably necessary to effectuate the Transactions, (v) as set forth in Section 5.1 of the Company Disclosure Letter or (z) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Parent, Seller and the Company agree that the Company shall not, and shall cause each other member of the Company Group not to (provided that, notwithstanding anything in this Agreement to the contrary, no member of the Company Group shall be restricted or encumbered from taking any action, if such restriction or encumbrance would contravene any Relevant Provision):
(a)    amend its Organizational Documents;
(b)    merge with or into or consolidate with any other Person or liquidate or dissolve;
(c)    issue, split, combine, grant, redeem, reclassify, purchase or otherwise acquire, any equity or equity-related interest or right in any member of the Company Group;

(d)    declare, set aside or make any dividend, payment or distribution of property or assets (other than cash in accordance with this Section 5.1) with respect to the Interests or other equity securities;
(e)    (i) incur any Indebtedness or guarantee the Indebtedness of any other Person or (ii) make any loans, advances of capital contributions to, or investments in, or other advances to, any other Person, or otherwise commit to any such financial transaction, or pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by Seller or any of its Affiliates (other than members of the Company Group), in each case under clause (i) or (ii), except in the ordinary course consistent with past practice and except for transactions among members of the Company Group;
(f)    sell, transfer, lease or otherwise dispose of or pledge or otherwise encumber (other than Permitted Encumbrances) any of its material assets, except in the ordinary course consistent with past practice and except for transactions among members of the Company Group;
(g)    settle any Proceeding (i) in an amount in excess of $500,000 or (ii) where such settlement would result in the imposition of any material restrictions upon any of its operations or the Business or would reasonably be expected to restrict the conduct or operations of the business of Buyer or its Affiliates;
(h)    make any material change to its accounting policies (other than as required by GAAP or Applicable Law) or its cash management, credit, collection or payment policies;
(i)    (i) make, revoke or change any election relating to Taxes other than in the ordinary course of business consistent with past practice, (ii) change or revoke any Tax accounting method other than in the ordinary course of business consistent with past practice, (iii) change any Tax accounting period other than in the ordinary course of business consistent with past practice, or (iv) settle or compromise any material Tax audit or surrender any right to claim a refund with respect to a material Liability for Tax;
(j)    modify in any material respect, terminate or renew any Material Contract or enter into any new Contract that had it been in effect on the date hereof would have been a Material Contract (and if entry into such Contract is permitted or consented to Buyer hereunder, modify in any material respect, terminate or renew such Contract thereafter);
(k)    except (x) as required pursuant to existing Company Benefit Plans in effect as of the date hereof, (y) in connection with the promotion of employees of the Company Group in the ordinary course of business or (z) as otherwise required by Applicable Law, (i) increase the compensation or other benefits payable or to become payable to any Company Employees, (ii) grant any severance or termination pay to, or enter into any severance agreement with, any

Company Employees, or (iii) adopt, enter into or become bound by any new Company Benefit Plan or materially amend, modify or terminate any Company Benefit Plan;
(l)    terminate the employment of any Company Employee (other than for “cause”);
(m)    take any action that would result in any material loss, failure to maintain or abandonment of any Company Group Intellectual Property or grant a license or sublicense, assign, sell, transfer or otherwise dispose of any material Company Group Intellectual Property;
(n)    acquire any business or Person, by merger, consolidation, or otherwise, or any material assets or any equity of any other Person, in each case, in a single transaction or a series of related transactions;
(o)    enter into any new line of business or introduce any material change with respect to the operation of the Business;
(p)    make or incur any financial commitment or capital expenditure requiring payments in excess of $100,000, other than as required by Applicable Law; or
(q)    agree, whether in writing or otherwise, to do any of the foregoing.
Section 5.2    Pre-Closing Access. Between the date of this Agreement and the Closing, subject to the other provisions of this Section 5.2, Parent, Seller and the Company shall, and shall cause their respective Affiliates (including each other member of the Company Group) to, provide such access to Buyer and its representatives to such information and data relating to the Company Group or the Business, including the books and records and employees of the Company Group and the Business, and such other information, Contracts and properties of the Company Group and the Business, as is reasonably requested in connection with this Agreement and the Ancillary Agreements and the Transactions, including providing access to employees and accountants for, and cooperating with Buyer (at its expense) in, the preparation and implementation of all actions Buyer reasonably deems necessary to satisfy the requirements of the Sarbanes-Oxley Act of 2002. Such access shall occur only during normal business hours upon reasonable advance notice by Buyer to the Company, under the supervision of Parent’s, Seller’s or the Company’s personnel and shall be conducted in a manner that does not unreasonably interfere with the operations of Parent, Seller, the Company Group or their respective Affiliates. Notwithstanding the obligations contained in this Section 5.2, Parent, Seller, the Company Group and their respective Affiliates shall not be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to cause the waiver of the attorney-client privilege of such Person or violate any Applicable Law, fiduciary duty or binding agreement; provided that, to the extent permitted by Applicable Law, Parent, Seller and the Company will, and will cause their Affiliates to, inform Buyer as to the general nature of what is being withheld, and will use commercially reasonable efforts to obtain any consents necessary, or restructure the form of access or disclosure, so as to permit the access or information requested. All information provided or accessed under this Section 5.2 shall be subject to the terms of Section 5.4(a).
Section 5.3    Post-Closing Access; Post-Closing Retention of Records; Etc.
(a)    From the Closing until the Applicable Date, Buyer shall, and shall cause its Controlled Affiliates to, upon reasonable notice by Seller or its Affiliates to Buyer:
(i)    provide to Seller and its Affiliates and their respective representatives reasonable access to their properties, information, data, books, records, employees and auditors to the extent (A) relating to the business and operations of the Company Group with respect to any pre-Closing period or matter occurring prior to the Closing or (B) reasonably requested by Seller to comply with any reporting or regulatory requirements of Seller or any of its Affiliates (including, in each case of this clause (i), in connection with any Proceeding arising out of the conduct of any business or operations of the Company Group prior to the Closing);
(ii)    permit Seller and its Affiliates and their respective representatives to make such copies and inspections of any such information, data, books and records described in Section 5.3(a)(i) as any of them may reasonably request;
(iii)    make available to Seller and its Affiliates and their respective representatives, the officers, employees and representatives of the Company Group to provide reasonable assistance and co-operation in the review of information described in Section 5.3(a)(i); and
(iv)    cooperate with Seller and its Affiliates and their respective representatives, including by furnishing such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals and make available their respective employees as witnesses, to the extent reasonably necessary or appropriate in connection with any Proceeding arising out of the conduct of any business or operations of the Company Group prior to the Closing in which Seller or any of its Affiliates are or may from time to time be involved;
provided that (x) any access or cooperation pursuant to this Section 5.3(a) (1) shall not unreasonably interfere with the conduct of the Business or the business of Buyer and its other Affiliates and (2) shall not apply with respect to Proceedings involving disputes between Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand and

(y) Parent and Seller shall be responsible for any out-of-pocket costs and expenses incurred by Buyer and its Affiliates in connection with its compliance with this Section 5.3(a).
(b)    From the Closing until the Applicable Date, Parent and Seller shall, and shall cause their Affiliates to, upon reasonable notice by Buyer or the Company to Seller:
(i)    provide to Buyer and its Affiliates and their respective representatives reasonable access to their properties, information, data, books, records, employees and auditors to the extent (A) relating to the business and operations of the Company Group or the Business with respect to any pre-Closing period or matter occurring prior to the Closing or (B) reasonably requested by Buyer to comply with any reporting or regulatory requirements of Buyer or any of its Controlled Affiliates (including, in each case of this clause (i), in connection with any Proceeding arising out of any business or operations of the Company Group or the Business prior to the Closing);
(ii)    permit Buyer and its Affiliates and their respective representatives to make such copies and inspections of any such information, data, books and records described in Section 5.3(b)(i) as any of them may reasonably request;
(iii)    make available to Buyer and its Affiliates and their respective representatives, the officers, employees and representatives of Seller and its Affiliates to provide reasonable assistance and co-operation in the review of information described in Section 5.3(b)(i); and
(iv)    cooperate with Buyer and its Affiliates and their respective representatives, including by furnishing such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals and make available their respective employees as witnesses, to the extent reasonably necessary or appropriate in connection with any Proceeding arising out of the conduct of any business or operations of the Company Group or the Business prior to the Closing in which Seller or any of its Affiliates were, are or may from time to time be involved;
provided that (x) any access or cooperation pursuant to this Section 5.3(b) (1) shall not unreasonably interfere with the conduct of the business of Seller or its Affiliates and (2) shall not apply with respect to Proceedings involving disputes between Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand and (y) Buyer shall be responsible for any out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with its compliance with this Section 5.3(b).
(c)    Following the Closing, each party hereto shall, and shall cause its Affiliates to, (i) retain complete and correct originals or copies of the books and records and other information and data, including personnel records, of or relating to the Company Group, the Business and its business and operations with respect to pre-Closing periods in accordance with the document retention policies of Buyer and its Affiliates or Seller and its Affiliates, as the case may be, and (ii) prior to destroying or disposing of any such books and records, information or data, provide not less than 30 days’ prior notice to Seller, if Buyer is proposing such activity, or Buyer, if Seller is proposing such activity, specifying the information and records proposed to be destroyed or disposed of, and, if Seller or Buyer, as the case may be, shall request in writing prior to the scheduled date for such destruction or disposal that any of the information and records proposed to be destroyed or disposed of be delivered to Seller or Buyer, as the case may be, to promptly arrange for the delivery of such requested information to Seller or Buyer, as the case may be.
Section 5.4    Confidentiality; Announcements.
(a)    Following the Closing until the second anniversary of the Closing Date, Parent and Seller will, and will cause their respective Affiliates to keep all information with respect to the Company Group, including information related to methods of operation, technology, trade secrets, know-how, software, code, plans, personnel or suppliers or other proprietary matters or proprietary information relating to the Company Group (collectively, but excluding information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, “Company Confidential Information”) confidential, and will not, and will cause their respective Affiliates, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Buyer and its Affiliates) or use for its own benefit or for the benefit of any Person (other than Buyer and its Affiliates) any Company Confidential Information, except to the extent that disclosure thereof is required by Applicable Law; provided that, if such disclosure is required by Applicable Law, then such Person will notify Buyer and the Company promptly of such requirement (and prior to any such disclosure) to the extent permitted by Applicable Law so that Buyer or the Company may have a reasonable opportunity to seek an appropriate protective order.
(b)    Parent, Seller and Buyer shall, and shall cause their respective Affiliates to, consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement and the Ancillary Agreements or the Transactions, and no such press release or other public disclosure shall be made without the prior written consent of each of the parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Person may make such disclosure to the extent required by Applicable Law or the rules of any applicable stock exchange (in which case, to the extent permitted by Applicable Law, Buyer and Seller will have the right (subject to any applicable time limitations) to review and comment upon such press release or public disclosure (including the timing thereof) prior to its issuance).

Section 5.5    Settlement of Certain Obligations.
(a)    Immediately prior to the Closing, Parent and Seller shall cause the Company Group to pay in full all amounts payable through the Closing by any member of the Company Group to each Company Employee in respect of salary and reimbursable expenses. After the Closing, none of Buyer or its Affiliates (including any member of the Company Group) shall have any obligation or duty to pay to any Company Employee any such amounts with respect to any pre-Closing period, and Parent and Seller shall be solely responsible for such amounts and shall reimburse Buyer to the extent Buyer or any of its Affiliates (including any member of the Company Group) is required to pay any such amounts following the Closing.
(b)    Immediately prior to the Closing, the Company shall pay, or cause the appropriate member of the Company Group to pay, in full to each Company Employee the Bonus Pro-Rated Amount. After the Closing, none of Buyer or its Affiliates (including any member of the Company Group) shall have any obligation or duty to pay to any Company Employee any such amounts with respect to any pre-Closing period, and Parent and Seller shall be solely responsible for such amounts and shall reimburse Buyer to the extent Buyer or any of its Affiliates (including any member of the Company Group) is required to pay any such amounts following the Closing.
(c)    Immediately prior to the Closing, the Company shall deposit, or cause a member of the Company Group to deposit, into a bank account of the Company designated in writing by the Buyer prior to the Closing an amount of cash equal to the aggregate Accrued PIP Amount as of the Closing Date (such amount, the “Accrued PIP Amount”). After the Closing, none of Buyer or its Affiliates (including any member of the Company Group) shall have any obligation or duty in respect of the Performance Incentive Plans to pay any amounts, or grant awards to any Company Employee in an amount, in each case, in excess of the Accrued PIP Amount with respect to any pre-Closing period, and Parent and Seller shall be solely responsible for such excess amounts and shall reimburse Buyer to the extent Buyer or any of its Affiliates (including any member of the Company Group) is required to pay any such excess amounts, or grant any awards in respect of any such excess amount, in each case, following the Closing.
(d)    Immediately prior to the Closing, Buyer shall cause to be paid in full to the Advisers all amounts, including amounts in respect of management fees and expense reimbursements, payable for all periods through the Closing pursuant to the REIT Management Agreements. Seller in turn shall, upon the receipt by the Advisers of such amounts, cause the distribution of such amounts, immediately prior to the Closing, by the Advisers and the Company to Seller.
(e)    Immediately prior to the Closing, the Company shall pay, or cause a member of the Company Group or other applicable Person to pay, in full, the Company Group Employee

Payments with respect to the Company Employees. After the Closing, none of Buyer or its Affiliates (including any member of the Company Group) shall have any obligation or duty to pay any Company Group Employee Payments, and Parent and Seller shall be responsible for and pay when due pursuant to the applicable Contracts such amounts and shall reimburse Buyer to the extent Buyer or any of its Affiliates (including any member of the Company Group) is required to pay any such amounts following the Closing. Within 10 days following the date of this Agreement, the Company shall provide to Buyer a list that sets forth each Company Group Employee Payment in respect of each Company Employee and Applicable Seller Employee (including whether such payment will be paid in cash or shares of stock (and, if applicable, the number of shares of stock and type of stock)) and the Company Employee or Applicable Seller Employee to whom each such Company Group Employee Payment is owed.
(f)    Immediately prior to the Closing, the Company shall pay, or cause a member of the Company Group to pay, in full to each Person to which such member of the Company Group owes or will owe upon the Closing any Indebtedness (including Indebtedness outstanding under the Credit Agreement, dated April 5, 2013, by and among the Company, Parent and the other parties thereto, as amended) or any other payment obligation for any pre-Closing period, in each case, whether due and payable before, at or after the Closing. After the Closing, none of Buyer or its Affiliates (including any member of the Company Group) shall have any obligation or duty to pay to any such Indebtedness or payment obligation, and Parent and Seller shall be responsible for such amounts and shall reimburse Buyer to the extent Buyer or any of its Affiliates (including any member of the Company Group) is required to pay any such amounts following the Closing. Parent, Seller and the Company will cause all Encumbrances (other than Permitted Encumbrances) on the assets of the Company Group or the Contributed Assets to be released at or prior to the Closing and to the extent such Persons fail to cause any such release, such Persons shall promptly cause such Encumbrances to be released.
(g)    In furtherance and not in limitation of the provisions of Section 5.2 (and subject to the limitations set forth therein, including limitations as to business hours, advance notice, supervision, unreasonable interference and restrictions imposed by privilege and Applicable Law), for the 10 day period preceding the Closing Date, the Company shall provide to Buyer and its representatives access to such information and data of the Company Group, including the books and records and employees of the Company Group, and such calculations and computations in reasonable detail (accompanied by reasonable supporting data and information), as shall reasonably be necessary and reasonably requested by Buyer in connection with this Section 5.5, including Buyer’s evaluation of the amounts of the obligations described in and contemplated by this Section 5.5.
(h)    Without limiting any of the foregoing, the Company shall, or shall cause a member of the Company Group to, pay the employer portion of any employment, payroll, social security, unemployment or other similar Taxes owed with respect to any payment required to be paid pursuant to this Section 5.5. After the Closing, none of Buyer or its Affiliates (including any member of the Company Group) shall have any obligation or duty to pay any such Taxes, and Parent and Seller shall be responsible for such Taxes and shall reimburse Buyer to the extent Buyer or any of its Affiliates (including any member of the Company Group) is required to pay any such Taxes following the Closing.
Section 5.6    Regulatory Matters; Third Party Consents.
(a)    The parties to this Agreement shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to as promptly as practicable after the date hereof (but, in any event, with respect to any notification required under the HSR Act, within 10 Business Days after the date hereof) prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all permits, consents, approvals, waivers and authorizations of, all third parties and Governmental Authorities that are necessary or advisable to timely consummate the Transactions. All such third party consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to the parties to this Agreement, and executed originals of such consents, waivers and approvals shall be made available to each party for inspection promptly after receipt thereof, and copies of such notices shall be made available to each party promptly after the making thereof. The parties hereto agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the Transactions. Each party hereto (the “Reviewing Party”) will have the right to review in advance, and the other party (the “Filing Party”) will consult with the Reviewing Party on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any Governmental Authority in connection with the Transactions. The parties hereto agree that they will keep the other parties apprised in a timely manner of the status of matters relating to completion of the Transactions. Each of the parties hereto agrees that none of the information regarding it or any of its Affiliates supplied or to be supplied by it, or to be supplied on its behalf, in writing specifically for inclusion in any documents to be filed with any Governmental Authority in connection with the Transactions will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    Each party to this Agreement shall promptly advise the other party upon receiving any communication from any Governmental Authority relating to the Transactions or otherwise materially affecting its ability to timely consummate the Transactions.

Section 5.7    Expenses.
(a)    Parent and Seller shall bear the fees, costs and expenses (including fees, costs and expenses of legal, accounting and financial advisors) incurred by either of them or any of their Affiliates (including the Company Group) in connection with the negotiation and preparation of this Agreement, the Ancillary Agreements and the Parent Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including filing fees of Parent, Seller or the Company in connection with filing under the HSR Act or any other Applicable Laws. None of Buyer or its Affiliates (including any member of the Company Group) shall have any obligation or duty to pay any fees, costs or expenses described in this Section 5.7(a), and Parent and Seller shall be responsible for such amounts and shall reimburse Buyer to the extent any such Persons are required to pay any such amounts following the Closing.
(b)    Buyer shall bear the fees, costs and expenses (including fees, costs and expenses of legal, accounting and financial advisors) incurred by it or any of its Affiliates (excluding the Company Group) in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the Transactions, including filing fees of Buyer in connection with filing under the HSR Act or any other Applicable Laws. None of Seller or its Affiliates shall have any obligation or duty to pay any fees, costs or expenses described in this Section 5.7(b), and Buyer shall be responsible for such amounts and shall reimburse Seller to the extent any such Persons are required to pay any such amounts following the Closing.
(c)    Parent and Seller, on the one hand, and Buyer, on the other hand, shall share equally (and shall bear and discharge and reimburse the other for its equal share of) any fees, costs and out of pocket expenses incurred in connection with the obtaining of any necessary or appropriate third party consents, approvals and waivers requested or solicited in accordance with the terms and provisions of this Agreement.
Section 5.8    Efforts of Parties to Close. During the period from the date of this Agreement through the Closing, each party hereto agrees to use reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions as promptly as practicable following the date of this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such Transactions.
Section 5.9    Further Assurances. Each party to this Agreement shall, and shall cause its Affiliates to, at the request of any other party, execute and deliver to the requesting party such further customary instruments and take such other actions as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement and the Ancillary Agreements.

Section 5.10    No Solicitation. During the period from the date hereof continuing through the Closing, Parent and Seller shall not, and shall cause their Affiliates and representatives not to, solicit or engage in discussions or negotiations with, any Person (other than Buyer and its Affiliates and their respective representatives) concerning any acquisition by such Person of any member of the Company Group or any material portion of the business or assets of the Company Group (a “Competing Transaction”), provided that nothing in this Section 5.10 shall restrict Parent and its Affiliates from soliciting or engaging in discussions or negotiations with any Person with respect to, or entering into or consummating, any transaction involving Parent and its Affiliates or any of their respective businesses that does not involve a direct or indirect acquisition by any Person (other than Buyer and its Affiliates) of any member of the Company Group and its businesses (a “Parent Transaction”). Parent, Seller and the Company will, and will cause their Controlled Affiliates to, immediately cease and cause to be terminated any and all such existing activities, discussions or negotiations relating to a Competing Transaction (other than any Parent Transaction) conducted prior to the date hereof.
Section 5.11    Notifications. Until the Closing, Parent, Seller and the Company shall promptly notify the other party in writing of the occurrence of any event of which it has knowledge that would reasonably likely result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied.
Section 5.12    Affiliate Agreements. Except as set forth in Section 5.12 of the Company Disclosure Letter, effective at the Closing, Parent, Seller and the Company will cause all Affiliate Agreements and Related Person Arrangements to be terminated without any further Liability of any member of the Company Group to any Person thereunder. After the Closing, none of Buyer or its Affiliates (including any member of the Company Group) shall have any obligation or duty to pay any amounts in connection with any such Liability, and Parent and Seller shall be responsible for such amounts and shall reimburse Buyer to the extent any such Persons are required to pay any such amounts following the Closing.
Section 5.13    Names of Members of the Company Group; Transitional Use of Certain Trademarks.
(a)    Buyer acknowledges and agrees that, as between the parties, all right, title and interest in and to the Seller Trademarks are owned exclusively by Seller or its Affiliates; provided that, from and after the Closing Date, none of Parent, Seller or their Affiliates will use the Seller Marks “American Capital Agency” or “American Capital Mortgage” (the “Former REIT Marks”) for any purpose without the prior written consent of Buyer. Except as provided in Section 5.13(b), from and after the Closing, Buyer shall not use, and shall cause the Company Group not to use, the names “ACAS”, “American Capital”, “Asian Capital”, “Capital Strategies”, “European Capital”, “Indian Capital”, “Latin American Capital”, “Latin Capital”,

“One Stop Buyout” or “Unirate” or the Seller triangle design logo or any other names, trademarks, service marks, trade names, business names, corporate names, domain names, logos, trade dress or other source indicators (“Trademarks”) that contain, comprise, are derived from or are confusingly similar to any Trademark owned or used by Seller or any of its Affiliates prior to the Closing (“Seller Trademarks”). In furtherance of the foregoing, promptly following the Closing, Buyer shall, and shall cause the Company Group to, remove, strike over or otherwise obliterate all Seller Trademarks from all assets and other materials owned by the Company Group, including, any business cards, schedules, stationery, packaging materials, displays, signs, sales, marketing and promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Notwithstanding the foregoing, nothing in this Section 5.13(a) shall preclude the Company Group or, with respect to the Former REIT Marks, Parent, Seller or their Affiliates, from making any reference to the Seller Trademarks in internal historical, tax, employment or similar records or for purposes of prospectus and similar disclosures as are reasonably necessary and appropriate to describe the historical relationship of the Company Group and the REITs with Seller and its Affiliates.
(b)    Notwithstanding anything to the contrary in Section 5.13(a), to the extent the Seller Trademarks are used by the Company Group on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials (“Marked Materials”), the Company Group may use such Marked Materials after the Closing without altering or modifying such Marked Materials for a transitional period not to exceed 90 days; provided that no member of the Company Group shall reorder any Marked Materials after the Closing Date. The foregoing permitted use is subject to (i) compliance by the Company Group with the quality control requirements and guidelines in effect for the Seller Trademarks as of the Closing Date and (ii) to the extent reasonably practicable, the placement of a mutually agreed upon disclaimer on such materials used by the Company Group identifying in a readily observable manner that the Company Group is no longer an Affiliate of Seller. Buyer shall indemnify and hold Seller and its Affiliates harmless from and against any liabilities, obligations, losses or damages arising from the use of such Marked Materials after the Closing Date.
Section 5.14    Separation Matters.
(a)    Contribution of Assets. Prior to the Closing, and in consideration of Buyer’s payment of the Purchase Price hereunder, (i) Parent and/or Seller (as applicable) shall, and shall cause their respective Affiliates (as applicable) to, contribute, transfer, assign and deliver to the Company, and the Company shall accept from Parent, Seller and/or each such Affiliate (as applicable), all of Parent’s, Seller’s and/or such Affiliate’s (as applicable) right, title and interest in, to and under the Contributed Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), pursuant to the terms of this Agreement and the Contribution Documents (such transactions, the “Contribution”). No member of the Company Group or Buyer or its Affiliates shall assume, in connection with the Contribution, any Liability of Parent, Seller or any of their Affiliates (excluding the Company Group) whatsoever in respect of any pre-Closing period, and Parent, Seller and such Affiliates shall retain responsibility for, and pay, perform and discharge all of such Liabilities of Parent, Seller and their respective Affiliates (excluding the Company Group).
(b)    Consents to Certain Assignments.
(i)    Notwithstanding anything in this Agreement to the contrary, Section 5.14(a) shall not constitute an agreement to assign or otherwise transfer, directly or indirectly, any Contributed Asset (including any Contributed Asset that is a Contract) if such assignment or transfer would (A) constitute a breach, default, or violation of, or otherwise contravene, (1) the rights of any third party with respect to any assignment or transfer provisions of any Contract in respect of such Contributed Asset or (2) Applicable Law or (B) require the consent of any Governmental Authority. If any direct or indirect transfer or assignment pursuant to Section 5.14(a) requires the consent or approval of a third party or Governmental Authority, then such transfer or assignment shall be required to be made only subject to such consent or approval being obtained.
(ii)    If, with respect to any Contributed Asset (other than a Contract) any third party or Governmental Authority consent or approval referred to in Section 5.14(b)(i) is not obtained prior to the Closing, the Closing shall, subject to the satisfaction of the conditions set forth in Article VI and unless this Agreement is terminated in accordance with Article VII, nonetheless take place on the terms set forth herein and, thereafter, (A) Buyer, Parent, Seller and their respective Affiliates shall, subject to the provisions of Section 5.14(b)(iv), cooperate in any lawful and commercially reasonable arrangement proposed by Buyer and agreed to by Seller (which agreement will not be unreasonably withheld, conditioned or delayed) under which, until the earlier of the date on which the applicable consent or approval is obtained pursuant to Section 5.14(b)(ii)(B) and the Applicable Date, (1) Buyer shall obtain (without infringing upon the legal rights of such third party or violating Applicable Law) the economic claims, rights and benefits with respect to the Contributed Asset with respect to which the third party or Governmental Authority consent or approval has not been obtained in accordance with this Agreement and (2) Buyer shall assume the economic burden with respect to such Contributed Asset, and (B) until the Applicable Date, Buyer, Seller and their respective Affiliates shall use their respective commercially reasonable efforts to obtain the applicable third party or Governmental Authority consent or approval until the Applicable Date.

(iii)    If a third party to a Contract to which Section 5.14(b)(i) applies does not consent to the assignment or other transfer of such Contract prior to the Closing, the Closing shall, subject to the satisfaction of the conditions set forth in Article VI and unless this Agreement is terminated in accordance with Article VII, nonetheless take place on the terms set forth herein and, thereafter, (A) Buyer, Parent and Seller and their respective Affiliates shall, subject to the provisions of Section 5.14(b)(iv), cooperate in any lawful and commercially reasonable arrangement proposed by Buyer and agreed to by Seller (which agreement will not be unreasonably withheld, conditioned or delayed) under which, until the earlier of the date on which the applicable consent or approval is obtained pursuant to Section 5.14(b)(iii)(B) and the Applicable Date, (1) Buyer shall obtain (without infringing upon the legal rights of such third party or violating Applicable Law) the economic claims, rights and benefits with respect to such Contract and (2) Buyer shall assume the economic burden with respect to such Contract and (B) following the Closing until the Applicable Date, Buyer, Parent and Seller shall and shall cause their respective Affiliates to use their respective commercially reasonable efforts to (1) obtain the third-party consent related to such Contract and (2) enforce, at the request of Buyer and until the Applicable Date, at the expense and for the account of Buyer, any rights of Seller or its Affiliates arising from such Contract.
(iv)    If, prior to the Applicable Date, any third-party or Governmental Authority consent or approval referred to in Section 5.14(b)(i) is obtained after the Closing, the assignment or other transfer of the Contributed Asset to which such consent or approval relates shall be promptly effected in accordance with the terms of this Section 5.14 in a manner reasonably acceptable to Buyer and Seller without the payment of additional consideration, and the obligations of Parent and Seller under the foregoing provisions of this Section 5.14(b) with respect to the applicable Contributed Asset shall terminate and be of no further force or effect.
(v)    Subject to Section 5.14(b)(i), if after the Closing (A) Buyer or any of its Affiliates holds any Excluded Assets or (B) Parent, Seller or any of their respective Affiliates holds any Contributed Assets, Buyer, Parent or Seller (as applicable) shall use reasonable efforts, until the Applicable Date, to promptly transfer (or cause to be transferred) such assets to the other party.
(vi)    From the Closing until the Applicable Date, Parent and Seller (A) shall use, and cause their respective Affiliates to use, commercially reasonable efforts to cooperate with Buyer and its Affiliates in order to provide Buyer, at Buyer’s expense and upon Buyer’s request, with all of the economic benefits of, and Buyer shall assume all of the economic burden under, any Shared Contracts to the extent that such Shared Contracts relate to the Business or the Contributed Assets and (B) shall, and shall cause their respective Affiliates to, reasonably cooperate with Buyer to enter into a separate Contract with the third party to each Shared Contract on comparable terms in respect of the Business as promptly as practicable after the Closing.
(vii)    Nothing in this Section 5.14 will be deemed or construed to limit the parties’ rights or obligations under the Transition Services Agreement.
(c)    Employee Matters.
(i)    No later than 10 Business Days prior to the Closing, Parent, Seller and the Company shall deliver to Buyer an updated version of the information previously provided by Seller as described in Section 3.16(b). All contracts or agreements with Applicable Seller Employees and all other employee benefit plans, programs and arrangements applicable to Applicable Seller Employees that provide for a Company Group Employee Payment (“Applicable Seller Employee Arrangements”) shall be made available to Buyer within 10 days following the date of this Agreement. In addition to the information disclosed pursuant to this Agreement and without limiting the generality of Section 5.2, prior to Closing, Seller shall provide Buyer information and reasonable access to records with respect to the employment terms and conditions of the Applicable Seller Employees. Buyer shall have the right to make offers of employment, effective as of, and conditioned upon the occurrence of, the Closing, to any Applicable Seller Employee, on such terms and conditions as Buyer may determine in its sole discretion. Subject to compliance with Applicable Law, until the Closing, Parent, Seller and the Company shall, and shall cause their respective Affiliates to, (A) reasonably cooperate with Buyer’s efforts to cause each Applicable Seller Employee to fairly and reasonably evaluate and consider favorably Buyer’s offer of employment, (B) not (1) increase the compensation or other benefits payable or to become payable to any Applicable Seller Employee or (2) grant any severance or termination pay to, or enter into any severance agreement with, any Applicable Seller Employee. Such Applicable Seller Employees who accept such offers of employment shall be referred to herein as “Transferring Employees”.
(ii)    For each Applicable Seller Employee who becomes a Transferring Employee and each Company Employee, Parent and Seller shall, and shall cause their respective Affiliates to waive, effective as of the Closing, such Transferring Employee’s and Company Employee’s non-competition obligation, if any, solely with respect to such Transferring Employee’s or Company Employee’s service (as applicable) to the Company Group and Buyer and its Affiliates following the Closing. For each Applicable Seller Employee who becomes a Transferring Employee, Parent and Seller shall, and shall cause their respective Affiliates to, credit service with the Company, Buyer or any of their

Affiliates for all periods on and after the Closing Date as continuous service with Parent, Seller or any of their Affiliates under any such Transferring Employee’s Applicable Seller Employee Arrangement.
(iii)    Effective as of the Closing Date, each Company Employee and Transferring Employee shall be fully vested in his or her account balance under the American Capital 401(k) Plan (the “Parent 401(k) Plan”). Effective on the Closing Date, Company Employees and Transferring Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Parent 401(k) Plan to any defined contribution plan sponsored by Buyer or any of its Affiliates in the form of cash and participant loan notes. In addition, with respect to those Company Employees and Transferring Employees who do not effect the direct rollover described in the preceding sentence within 31 days of the Closing Date, Parent shall, or shall cause one of its Affiliates to, ensure that the Parent 401(k) Plan allows such Company Employees and Transferring Employees who have an outstanding loan balance in the Parent 401(k) Plan as of such date to make, without default, periodic loan repayments to the Parent 401(k) Plan via check or electronic funds transfer in accordance with any such Company Employee’s and Transferring Employee’s regular repayment schedule until such time as the outstanding loan balance is paid off.
(iv)    No provision in this Section 5.14(c), whether express or implied, shall (A) create any third-party beneficiary or other rights in any employee or former employee of the Company, Parent or any of their Affiliates (including any beneficiary or dependent thereof), any other participant in any Employee Benefit Plan or any other Person, (B) create any rights to continued employment with Buyer, Parent or any of their Affiliates or (C) constitute or be deemed to constitute an amendment to any Employee Benefit Plan or any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Buyer, Parent or any of their respective Affiliates.
(d)    Real Property Sublease. At the Closing, Seller will (subject to obtaining any necessary landlord consents) sublease to the Company the entire 12th floor of that certain real property at Two Bethesda Metro Center, Bethesda, Maryland (which is part of the real property that Seller leases under the applicable Lease). The sublease will be on the terms and conditions as set forth on the term sheet attached hereto as Annex C, and otherwise in a commercially reasonable form, mutually agreeable to Seller and Buyer. Seller shall use commercially reasonable efforts to obtain the consent of the landlord under the applicable Lease for the sublease prior to the Closing and, to the extent not obtained prior to the Closing, after the Closing.

Section 5.15    Termination of Guarantees.
(a)    Buyer shall use reasonable best efforts to obtain, on or prior to the Closing, the termination of, and full release of Seller and its Affiliates (other than the Company Group) from, all obligations of Seller and its Affiliates (other than the Company Group) arising under all guarantees, clawback arrangements, keepwells, letters of credit, indemnity or contribution agreements, support agreements, comfort letters, insurance surety bonds or other contingent obligations set forth in Section 5.15(a) of the Company Disclosure Letter (collectively, the “Seller Guarantees”). Such efforts shall include an offer by Buyer (or with Seller’s consent by an Affiliate of Buyer or by other Persons) to substitute its own obligations for those of Seller and its Affiliates (other than any member of the Company Group) under each Seller Guarantee on no less favorable terms than apply to Parent, Seller or its Affiliates (other than the Company Group).
(b)    Parent, Seller and the Company shall use reasonable best efforts to obtain, on or prior to the Closing, the termination of, and full release of the members of the Company Group from, all obligations of such Company Group members arising under all guarantees, clawback arrangements, keepwells, letters of credit, indemnity or contribution agreements, support agreements, comfort letters, insurance surety bonds or other contingent obligations related to any obligation of Seller or any of their respective Affiliates (other than the Company Group) set forth in Section 5.15(b) of the Company Disclosure Letter (collectively, the “Company Group Guarantees”). Such efforts shall include an offer by each of Parent and Seller (or with Buyer’s consent by an Affiliate of Parent or Seller or by other Persons) to substitute its own obligations for those of the applicable member of the Company Group under each Company Group Guarantee on no less favorable terms than apply to such member of the Company Group.
Section 5.16    Director Resignations. Parent and Seller will take all action to cause each of the directors, managers and officers of the members of the Company Group set forth in Section 5.16 of the Company Disclosure Letter to submit a letter of resignation, in form and substance reasonably satisfactory to Buyer, effective on or before the Closing Date.
Section 5.17    Non-Solicitation; No-Hire.
(a)    During the period from the date hereof to the 180th day after the first anniversary of the Closing Date, Parent and Seller will not, and will cause their respective Affiliates and their respective Portfolio Companies (to the extent (if any) that such Portfolio Companies are acting at the express and specific direction of Parent, Seller or any such Affiliate) not to, (i) cause or solicit any Key Employee to leave employment with Buyer or any of its Affiliates (including the Company Group), or hire or directly engage as a consultant any such Key Employee; provided, however, that any solicitation in the form of a general advertisement or solicitation program, which is not specifically targeted at such individuals or group of individuals, shall not violate this provision, and any solicitation or hiring of a Key Employee, whose employment was terminated without cause, shall also not violate this provision, or (ii) cause or solicit any material vendor, supplier or licensor of any member of the Company Group to terminate or materially modify its relationship therewith.
(b)    Without limiting the generality of Section 9.7, the parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period or any other relevant feature of this Section 5.17 or Section 5.4(a) is unreasonable, arbitrary or against public policy, then a lesser time period or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
Section 5.18    Representation and Warranty Insurance Matters.
(a)    In furtherance and not in limitation of the provisions of Section 5.2 (and subject to the limitations set forth therein as to business hours, advance notice, supervision, unreasonable interference and restrictions imposed by privilege and Applicable Law), for the period preceding the Closing Date, the Company shall provide to Buyer and its representatives access to such information and data of the Company Group, including the books and records and employees of the Company Group, as shall reasonably be necessary and reasonably requested by Buyer in connection with (i) Buyer’s application for an insurance policy to provide coverage for breaches of the representations and warranties of Parent and Seller set forth in Article II and Article III hereof (the “R&W Policy”), and (ii) the review and evaluation of such information by the provider and underwriters of such R&W Policy in connection with Buyer’s application for such R&W policy and the underwriting thereof.
(b)    Upon reasonable prior notice (but in no event prior notice of fewer than eight Business Days) from Buyer, an appropriate senior officer of each of Seller and the Company shall deliver to Buyer (for disclosure, on the date of issuance of the R&W Policy, to the provider of the R&W policy) a certificate, signed by such senior officer on behalf of Seller or the Company (as applicable), confirming that, as of the date of such certificate, each of the representations and warranties of Parent and Seller set forth in Article II and Article III hereof are correct in all respects, except to the extent set forth in any disclosure schedule attached to such certificate (which certificate shall not, for the avoidance of doubt, modify or qualify the representations and warranties set forth in Article II or Article III hereof for any purposes hereunder, including for purposes of Section 6.2(a)). In furtherance and not in limitation of Section 9.9, no insurer, underwriter or other party (other than Buyer and its Affiliates) in respect of the R&W Policy shall have any rights in respect of this Agreement as a third party beneficiary or otherwise or any claim against Parent, Seller or its Affiliates based on any right of reliance in respect of such certificate, including in connection with any decision as to the underwriting or binding or provision of the R&W Policy, and the delivery of such certificate shall not create any Contract or other relationship between any insurer in respect of the R&W Policy, on the one hand, and Parent, Seller or any of their respective Affiliates, on the other hand or any duty, obligation or Liability of Parent, Seller or any Affiliate of Parent or Seller to any such insurer (and the certificate to be delivered pursuant to this Section 5.18(b) will include disclaimers to the foregoing effect). In no event shall such certificate be required to be delivered later than the fifth Business Day prior to the day of the effective time under the Parent Merger Agreement.
(c)    In furtherance of Section 5.7, and for the avoidance of doubt, the parties agree that underwriting, brokerage and premium fees in connection with the R&W Policy are solely incurred by Buyer. None of Seller or Parent or any Affiliate of either Seller or Parent shall have any obligation or duty to pay to any such fees and Buyer shall be responsible for such amounts and shall reimburse Seller and Parent to the extent any such Persons are required to pay or bear or discharge any such amounts before or after the Closing.
Section 5.19    Buyer Consent. Buyer hereby consents, on behalf of itself and its applicable Subsidiaries, in writing to the assignment (including within the meaning given such term in Section 202(a)(1) of the Investment Advisers Act) by AGNC Adviser of the AGNC Management Agreement in connection with the Transactions. Buyer hereby represents and warrants that the execution and delivery of this consent has been duly and validly authorized and approved by all required actions on the part of Buyer, including the unanimous approval of the independent directors of Buyer.
ARTICLE VI

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION
Section 6.1    Mutual Conditions. The obligation of each party to this Agreement to consummate the Transactions shall be subject to the satisfaction of each of the following conditions:
(a)    no order, injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Transactions shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted by any Governmental Authority that prohibits or makes illegal the consummation of the Transactions; and
(b)    any applicable waiting period under the HSR Act with respect to the Transactions shall have expired or been terminated.

Section 6.2    Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:
(a)    (i) the representations and warranties of Seller and the Company set forth in (A) Section 2.1 (Organization), Section 2.2 (Authority) (other than the last sentence of such section), Section 2.5 (Ownership of Interests), Section 3.1 (Organization) (other than the last sentence of such section), Section 3.2 (Authority) (other than the last sentence of such section), Section 3.5 (Interests; Capital Structure), Section 3.6 (Subsidiaries) and Section 3.22 (Brokers and Finders) shall be correct in all respects, (B) the first sentence of Section 3.11(b) (Regulatory Documents; Registrations) shall be correct in all material respects and (C) Section 3.21 (Affiliate Transactions) and Section 3.23(a) (Assets) shall be correct in all respects (determined without regard to any qualifications as to materiality or Company Material Adverse Effect), except for any failure(s) to be so correct that, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Group, taken as a whole, or the Business, taken as a whole, and (ii) the other representations and warranties of Seller and the Company set forth in Article II and Article III, respectively, of this Agreement shall be correct in all respects (determined without regard to any qualifications as to materiality or Company Material Adverse Effect), except for any failure(s) to be so correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, in each case of the foregoing clauses (i) and (ii), on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall be so correct only as of such specific date);
(b)    each of Parent, Seller and the Company shall have performed and complied in all material respects with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing;
(c)    there shall not have been since the date of this Agreement any Company Material Adverse Effect or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
(d)    an appropriate senior officer of each of Parent, Seller and the Company shall have delivered to Buyer a certificate dated as of the Closing Date signed by him or her on behalf of Seller or the Company (as applicable) confirming the satisfaction of the conditions contained in paragraphs (a), (b) and (c) of this Section 6.2; and
(e)    Buyer shall have received the certificates, documents and other items to be delivered to it pursuant to Section 1.2(a)(ii), (iii), (iv) and (vii).

Section 6.3    Conditions to the Obligations of Parent, Seller and the Company. The obligations of Parent, Seller and the Company to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Seller:
(a)    (i) the representations and warranties of Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authority) (other than the last sentence of such section) and Section 4.8 (Brokers and Finders) shall be correct in all respects and (ii) the other representations and warranties of Buyer set forth in Article IV of this Agreement shall be correct in all respects (determined without regard to any qualifications or limitations as to materiality or material adverse effect), except for any failure(s) to be so correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions or to comply with its obligations hereunder in a timely manner, in each case of the foregoing clauses (i) and (ii) on the date hereof and on the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall be so correct only as of such specific date);
(b)    Buyer shall have performed and complied in all material respects with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing;
(c)    Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed on its behalf by an appropriate senior officer thereof confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 6.3; and
(d)    Seller shall have received the certificates, documents and other items to be delivered to it pursuant to Section 1.2(b)(ii)-(v).
Section 6.4    Frustration of Closing Conditions. Neither Parent, Seller or the Company, on the one hand, nor Buyer, on the other hand, may invoke the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by its breach of this Agreement.
ARTICLE VII

TERMINATION
Section 7.1    Termination.
(a)    This Agreement may be terminated prior to the Closing as follows:
(i)    by written consent of each party hereto;

(ii)    by any party hereto, if any order of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall have become final and non-appealable;
(iii)    by Seller, if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the Termination Date;
(iv)    by Buyer, if there shall be a breach by Parent, Seller or the Company of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the Termination Date; or
(v)    by Seller or Buyer if the Closing does not occur on or before the close of business on May 23, 2017 (the “Termination Date”); provided that (A) Buyer shall have no right to terminate this Agreement pursuant to this clause (v) if Buyer is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement on the Termination Date and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Termination Date, and (B) Seller shall have no right to terminate this Agreement pursuant to this clause (v) if Parent, Seller or the Company is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement on the Termination Date and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Termination Date.
(b)    The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.
Section 7.2    Survival after Termination. If this Agreement is terminated in accordance with Section 7.1 hereof and the Transactions are not consummated, this Agreement shall become void and of no further force and effect, without any Liability on the part of any party hereto, except for the provisions of Sections 5.4 and 5.7, this Section 7.2 and Article IX, and any definitions used therein set forth in Annex A. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of Liability for any willful breach of this Agreement.

ARTICLE VIII

TAX MATTERS
Section 8.1    Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all transfer, stamp, sales, value added, and use taxes, and similar taxes, assessments, levies, tariffs, imposts, tolls, customs, duties, export and import fees and charges, registration fees, and any similar costs incurred and payable under Applicable Law applicable to, or resulting from, the transactions contemplated by this Agreement, including any related interest, fines, and penalties, if any (collectively, “Transfer Taxes”), shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Applicable Law, Seller will join in the execution of any such Tax Returns and other documentation. Each of the parties to this Agreement agrees to reasonably cooperate with each other as requested by any other party in order to minimize the application of Transfer Taxes to the transactions described in this Agreement to the extent permitted by Applicable Law.
Section 8.2    Purchase Price Allocation. No later than 60 days after the Closing Date, Buyer shall deliver to Seller a proposed allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes as of the Closing Date among the assets of the Company and other appropriate items (“Buyer’s Allocation”). Buyer’s Allocation shall be determined in a manner consistent with the Section 1060 of the Code and the Treasury Regulations promulgated thereunder or applicable rules in the jurisdiction in which the relevant assets of the Company are located. If Seller disagrees with Buyer’s Allocation, Seller may, within 30 days after delivery of Buyer’s Allocation, deliver a notice (“Seller’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. If Seller’s Allocation Notice is duly delivered, Buyer and Seller shall, during the 20 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price. If Buyer and Seller are unable to reach such agreement, they shall promptly thereafter retain an independent accounting firm of recognized international standing that is not the auditor of either the Seller or the Buyer (the “Arbiter”) to resolve any remaining disputes. The allocations, as prepared by Buyer if no Seller’s Allocation Notice has been duly given pursuant to this Section 8.2, as adjusted pursuant to any agreement between Seller and Buyer or as determined by the Arbiter (the “Allocations”), shall be conclusive and binding on Parent, Seller and Buyer. Neither Buyer nor Parent or Seller shall (and each shall cause their respective Affiliates not to) take any position inconsistent with the Allocations on any Tax Return or in any Proceeding related to Tax, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Applicable Law). Seller and Buyer shall file all Tax Returns consistent with the Allocations. Any subsequent adjustments to the Purchase Price or shall be allocated among the assets of the Company in a manner that is consistent with the Allocations.
Section 8.3    Cooperation and Retention of Records.
(a)    Buyer, on the one hand, and Seller and Parent, on the other hand, shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to provide each other with such cooperation and information relating to the Company Group as any of them reasonably may request in connection with any Tax matter governed by this Agreement, including (i) the preparation and filing of any Tax Return or form; (ii) examinations of Tax Returns; and (iii) participation in or conduct of any Tax Proceeding. Each such party shall make employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding. Any information or documents provided under this Section 8.3(a) shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or any Tax Proceedings, or as required by Applicable Law.
(b)    Seller shall ensure that as of the Closing Date the Company Group is in possession of all books and records relating to Tax matters pertinent to the Company Group. Without limiting the generality, and subject to the limitation of, Section 5.3, Buyer shall (i) retain all such books and records until the expiration of the statute of limitations (including any extensions thereof, subject, in the event that Seller is the party that extends the statute of limitations, to Seller notifying Buyer of such extension) applicable to such Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, allow Seller to take possession of such books and records.
ARTICLE IX

MISCELLANEOUS
Section 9.1    Nonsurvival of Representations, Warranties, Covenants and Other Agreements. The respective representations, warranties, covenants and other agreements of Seller, the Company or Buyer (as applicable) in this Agreement, any Ancillary Agreement or any certificate or instrument delivered pursuant hereto or thereto shall terminate at, and not survive, the Closing, provided that this Section 9.1 shall not limit any covenant or other agreement that by its terms is required to be performed after the Closing, including for greater certainty Section 5.5, 5.7, 5.9, 5.12, and 5.14 and this Article IX. Notwithstanding anything to the contrary, in no event shall anything contained in this Agreement (including this Section 9.1 and Section 9.2) be in any way deemed a limitation on the recourse of Buyer in the event of fraud.
Section 9.2    No Remedy Following Closing; Statute of Limitations. Prior to the Closing, except for the remedies described in Section 9.10 and those set forth in Article VII, the sole and exclusive remedy of any party hereto for any breach or inaccuracy of any representation or warranty in this Agreement or any certificate or instrument delivered pursuant hereto shall be (provided that the conditions set forth in Section 6.2(a) or Section 6.3(a) (as applicable) shall not have been satisfied or waived) refusal to close the transaction contemplated by this Agreement. Following the Closing, except for the remedies described in Section 9.10, there shall be no remedy for (i) any breach or inaccuracy of any representation or warranty in this Agreement, any Ancillary Agreement or any certificate or instrument delivered pursuant hereto (provided that the foregoing will not limit or apply in any manner to Buyer’s rights to recover from any insurer in respect of the R&W Policy for any such breach or inaccuracy under the R&W Policy) or (ii) any breach of any covenant or other agreement in this Agreement or any Ancillary Agreement, other than covenants and agreements that by their terms are required to be performed after the Closing (including for greater certainty Section 5.5, 5.7, 5.9, 5.12, and 5.14 and Article IX). The parties acknowledge and agree that the provisions of Section 8106(c) of Title 10 of the Delaware Code shall apply with respect to the survival periods set forth in Section 9.1.
Section 9.3    Amendments; Waiver. This Agreement may not be amended, altered or modified, and no provision hereof may be waived, except by written instrument executed by Parent, Seller, the Company and Buyer. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.
Section 9.4    Entire Agreement, etc.
(a)    This Agreement (including the Annexes, the Exhibits, the Seller Disclosure Letter, the Company Disclosure Letter, the Buyer Disclosure Letter, and any certificates or instruments executed or delivered by any of the parties pursuant hereto) constitutes the entire agreement of the parties hereto, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.
(b)    The parties hereto acknowledge and agree that none of the parties nor any of their respective Affiliates, representatives or agents of the parties is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II, III and IV (as applicable) and any representations or warranties that will be set forth in any Ancillary Agreement in connection with this Agreement and the Transactions, and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s Affiliates, representatives or agents (including with respect to (i) any projections, estimates or budgets for the Company Group or its businesses, (ii) any materials, documents or information relating to the Company Group or its businesses made available to Buyer or its counsel, accountants or advisors in Seller’s data room or otherwise or (iii) the information contained in any management presentation or confidential information memorandum or similar materials provided to Buyer in connection with the Transactions), except for the representations and warranties set forth in such Articles or such Ancillary Agreements. EACH OF SELLER AND THE COMPANY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANY GROUP.
(c)    In furtherance of Section 9.4(b), Buyer acknowledges and agrees that (i) it is informed and sophisticated in financial and business matters and in making investments of this type, and has engaged expert advisors experienced in the evaluation and acquisition of businesses such as that of the Company Group as contemplated hereunder, including the financial, tax, legal, accounting, regulatory and related matters concerning the acquisition of the Company and its Subsidiaries, (ii) it is aware of and has considered the financial risks and financial hazards of an investment in the Company and its Subsidiaries and the terms set forth in this Agreement and the Ancillary Agreements and (iii) it has undertaken its own independent investigation of the Company Group. Buyer understands and acknowledges that the investment in the Company and its Subsidiaries may be worth more or less than the consideration being delivered by such party in connection herewith.
Section 9.5    Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules, Exhibits or Annexes, such reference shall be to an Article of, Section of, Schedule to, Exhibit to or Annex to this Agreement unless otherwise indicated. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require. All capitalized terms defined in Annex A shall be equally applicable to the singular and plural forms thereof. All references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. All references to “dollars” or “$” shall be to U.S. dollars. The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to any Person include the successors and permitted assigns of that Person. The phrase “made available” means, with respect to any documents or materials referenced in this Agreement, that Parent, Seller or the Company have posted such documents or materials in the electronic documentation site established by Intralinks on behalf of Seller in connection with the transactions contemplated hereby and granted access to such documents or materials to Buyer, in each case, no later than 11:59 p.m. New York, New York time on the day that is three Business Days prior to the date of this Agreement.
Section 9.6    Disclosure Schedules. The disclosure of any item or matter in the Seller Disclosure Letter, the Company Disclosure Letter or the Buyer Disclosure Letter shall not be construed as an admission, representation or indication that such item or other matter is “material” or would have a Company Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter, Company Disclosure Letter or the Buyer Disclosure Letter (as applicable), nor shall such disclosure establish a standard of materiality for any purpose whatsoever. The disclosure of any item or matter relating to any possible breach or violation of any Applicable Law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.
Section 9.7    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 9.8    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed fax transmission or electronic mail, addressed as follows:
If to Parent or Seller:
American Capital Asset Management, LLC
Two Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Phone: (301) 951-6122
Fax:     (301) 654-6714

Email:         Sam.Flax@americancapital.com
Attention:    Samuel A. Flax, Executive Vice President and General
Counsel
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Phone: (212) 735-3000
Fax:     (212) 735-2000
Email: David.Goldschmidt@skadden.com
Attention:    David J. Goldschmidt, Esq.
and:
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Phone: (312) 407-0700
Fax:     (312) 407-0411
Email: Shilpi.Gupta@skadden.com
Attention:    Shilpi Gupta, Esq.
If to the Company (prior to the Closing):
American Capital Mortgage Management, LLC
Two Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Phone: (301) 951-6122
Fax:     (301) 654-6714
Email:         Sam.Flax@americancapital.com
Attention:    Samuel A. Flax, Executive Vice President and General
Counsel
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square

New York, NY 10036
Phone: (212) 735-3000
Fax:     (212) 735-2000
Email: David.Goldschmidt@skadden.com
Attention:    David J. Goldschmidt, Esq.
and:
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Phone: (312) 407-0700
Fax:     (312) 407-0411
Email: Shilpi.Gupta@skadden.com
Attention:    Shilpi Gupta, Esq.
If to Buyer or the Company (after the Closing):
American Capital Agency Corp.
Two Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Phone: (301) 968-9300
Fax:     (301) 968-9301
Email:         Bernie.Bell@AGNC.com
Attention:     Chief Financial Officer
with a copy (which shall not constitute notice) to:
Jones Day
1420 Peachtree Street
Atlanta, Georgia 30309
Phone: (404) 581-8411
Fax:     (404) 581-8330
Email: lthomas@jonesday.com
Attention:    Lizanne Thomas
and:

Jones Day
North Point, 901 Lakeside Avenue
Cleveland, Ohio 44114-1190
Phone: (216) 586-7302
Fax:     (216) 579-0212
Email: jpdougherty@jonesday.com
Attention:    James P. Dougherty
or to such other address, electronic mail address or fax number for a party as shall be specified in a notice given in accordance with this Section 9.8; provided that any notice received by fax transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; and provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.8 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.8.
Section 9.9    No Assignment; Binding Effect; Persons Benefiting. This Agreement shall not be assigned in whole or in part, by operation of law or otherwise, without the prior written consent of Buyer, in the case of any assignment by Parent, Seller or the Company, or Seller, in the case of any assignment by Buyer; provided that each of Seller and Buyer may assign, by operation of law or otherwise, in whole or in part, this Agreement or any or all of its rights and obligations hereunder to one or more of its Affiliates; and provided, further, that no such assignment shall relieve Seller or Buyer (as applicable) of any of its obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as specified in this Agreement, no provision of this Agreement is intended or shall be construed to confer upon any Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.
Section 9.10    Specific Performance. The parties agree that if any of the provisions of this Agreement are not performed by the parties hereto in accordance with their specific terms or are otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, subject to Section 9.2, at law or in equity.

Section 9.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original.
Section 9.12    Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any party hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware.
Section 9.13    Consent to Jurisdiction.
(a)    Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(b)    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.13 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.14    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
Section 9.15    Legal Counsel; Waiver of Conflicts; Attorney-Client Privilege.
(a)    Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Arnold & Porter LLP (“A&P”) have been engaged by Seller to represent and render legal advice to Parent, Seller and the Company in connection with the Transactions. Each of Buyer (on its behalf and on behalf of its Affiliates) and the Company (on its behalf and on behalf of the other members of the Company Group) hereby (i) acknowledges and agrees that, in the event that a dispute arises after the Closing between Buyer and/or any of its Affiliates (including the Company Group), on the one hand, and Seller and/or any of its Affiliates, on the other hand, Skadden and/or A&P may represent Seller and/or any of its Affiliates in such dispute even though the interests of Seller and/or its Affiliates may be directly adverse to the interests of Buyer and/or its Affiliates (including the Company Group) and even though Skadden and/or A&P may have represented Buyer and/or any of its Affiliates (including the Company Group) in matters substantially related to such dispute, or may be handling ongoing matters for Buyer and/or any of its Affiliates (including the Company Group), and (ii) irrevocably waives and agrees not to assert any conflict in connection therewith.
(b)    Each of Buyer (on its behalf and on behalf of its Affiliates) and the Company (on its behalf and on behalf of the other members of the Company Group) acknowledges and agrees that as to all communications between Skadden, A&P and/or any other legal counsel (including in-house counsel) to Seller and/or any of its Affiliates (including the Company Group) (collectively, “Counsel”), on the one hand, and Seller and/or any of its Affiliates (including the Company Group) (including any such communications conducted through any of the respective directors, officers, managers, employees, agents or representatives of any of the foregoing), on the other hand, that were in respect of this Agreement, the Ancillary Agreements or the Transactions but do not relate to the application to the Advisers of, or their respective compliance with, the Investment Advisers Act or similar state Applicable Laws or the Advisers’ respective rights or obligations under the REIT Management Agreements (“Attorney-Client Communications”), the attorney-client privilege and the expectation of client confidence belong exclusively to Seller and shall not pass to Buyer or any member of the Company Group, and the attorney-client privilege (or any waiver thereof) shall be exclusively controlled by Seller (and not Buyer or any member of the Company Group). In furtherance of the foregoing, Buyer (on its behalf and on behalf of its Affiliates) agrees that, from and after the Closing, (i) neither Buyer nor any of its Affiliates (including the Company Group) shall claim or purport to waive the attorney-client privilege with respect to any Attorney-Client Communications (including in any dispute between Buyer and/or any of its Affiliates (including the Company Group), on the one hand, and Seller and/or any of its Affiliates, on the other hand, including any such dispute relating to this Agreement, any Ancillary Agreement or the Transactions) and (ii) Buyer and its Affiliates (including the Company Group) shall maintain the confidentiality of all Attorney-Client Communications; provided that Buyer and its Affiliates may disclose any Attorney-Client Communications to the extent required, in the opinion of legal counsel, by Applicable Law, including any such requirement (x) in connection with any Proceeding or (y) pursuant to any request from a Governmental Authority; provided, further, however, that, in the event that any such disclosure shall be so required or requested, Buyer shall promptly notify Seller of such requirement or request and afford Seller the reasonable opportunity to assert the attorney-client privilege and/or seek a protective order with respect to the Attorney-Client Communications to prevent such disclosure, and Buyer and its Affiliates shall cooperate with Seller in connection therewith. Notwithstanding any other provision in this Agreement to the contrary, prior to the Closing, Seller shall have the right to cause to be removed from the possession of the Company Group and transferred to Seller any documents and other written communications (including e-mail and other information in electronic or digital form) containing Attorney-Client Communications, other than any such documents or written communications required to be maintained by the Advisers under the Investment Advisers Act (collectively, “Transaction-Related Privileged Documents”). From and after the Closing, each of Buyer and the Company shall, promptly upon becoming aware of any member of the Company Group remaining in possession of any Transaction-Related Privileged Documents, notify Seller thereof and cause such Transaction-Related Privileged Documents to be removed from the possession of the Company Group and transferred to Seller (and neither Buyer nor any of its Affiliates (including the Company Group) may make or retain copies of any such Transaction-Related Privileged Documents). Buyer (on its behalf and on behalf of its Affiliates) acknowledges and agrees that any failure on the part of Seller to cause any Transaction-Related Privileged Documents to be removed from the possession of the Company Group and transferred to Seller prior to the Closing shall not constitute a waiver of or otherwise prejudice any claim of attorney-client privilege.
(c)    Without limitation of Seller’s rights under Section 9.15(b), but notwithstanding any other provision in this Agreement to the contrary, prior to the Closing, Seller shall have the right to make copies of any documents and other written communications (including e-mail and other information in electronic or digital form) containing attorney-client privileged information where the attorney-client privilege belongs jointly to any of Seller and its Affiliates (other than the Company Group), on the one hand, and any member of the Company Group, on the other hand (collectively, “Other Privileged Documents”). From and after the Closing, each of Buyer and the Company shall, promptly upon becoming aware of any Other Privileged Documents copies of which have not been provided to Seller, notify Seller thereof and permit Seller, at its expense, to make copies of such Other Privileged Documents.
Section 9.16    Buyer Release.
(a)    Buyer, on its behalf and on behalf of its Affiliates, Subsidiaries, and past and present stockholders, members, managers, directors, officers, employees, agents, attorneys, advisors, representatives, trustees, beneficiaries, predecessors, successors, assigns, representatives and agents and any of their respective heirs, executors, legatees, administrators and beneficiaries, determined as of the date of this Agreement (the “Releasing Parties”), subject to the provisio in this Section 9.16(a), hereby fully, finally and irrevocably releases, acquits and forever discharges Seller, Parent and each of their respective Affiliates, Subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, attorneys, advisors, representatives, trustees, beneficiaries, predecessors, successors and assigns and any of their respective heirs, executors, legatees, administrators and beneficiaries, determined as of the date of this Agreement (collectively, the “Released Parties”), from all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, losses, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written contract or agreement or otherwise, known or unknown, foreseen or unforeseen, certain or contingent, liquidated or unliquidated that have been, could have been or in the future could be asserted, at law or in equity (collectively, a “Potential Claim”), that arises out of the matters described in that certain letter, dated March 13, 2016, from Jones Day, in its capacity as counsel to the independent directors of the REITs, to Skadden (collectively, the “Released Matters”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any Potential Claim, against any Released Party based upon any Released Matters; provided, however, that, notwithstanding anything to the contrary in this Section 9.16, in the event this Agreement is terminated under Article VII or otherwise not consummated due to the failure to satisfy any of the conditions set forth in Article VI, this Section 9.16 and the release set forth herein will be null and void and of no further force or effect.
(b)    Buyer, both on behalf of itself and the other Releasing Parties, acknowledges and agrees that neither this Section 9.16 nor the furnishing of the consideration for the release given under this Section 9.16 will be deemed or construed at any time to be an admission by any Released Party or any other Person, of any fault, wrongdoing, liability or improper or unlawful conduct. Neither this Section 9.16, nor any of its terms, shall be offered by any Releasing Party or any other Person, in evidence in any arbitral, civil, criminal, administrative or other proceeding as a concession or admission of fault, wrongdoing or liability of any Released Party or any other Person.

(c)    With respect to any and all Potential Claims for any Released Matter, Buyer, both on behalf of itself and the other Releasing Parties, expressly waives and relinquishes, to the greatest extent possible under Applicable Law, any and all provisions, rights and benefits conferred by Applicable Law that provide that a general release does not extend to claims that are unknown or unsuspected to the releasor at the time the releasor executes the release. Buyer, both on behalf of itself and the other Releasing Parties, acknowledges that the inclusion of such unknown Potential Claims pertaining to the Released Matters herein was separately bargained for and was a key element of this Section 9.16. Buyer, both on behalf of itself and the other Releasing Parties, acknowledges that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Potential Claims pertaining to the Released Matters herein released and agree that all such unknown Potential Claims pertaining to the Released Matters are nonetheless released and that this Section 9.16 shall be and remain effective in all respects even if such different or additional facts are subsequently discovered.
(d)    This Section 9.16 may be pleaded by any Released Party as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation of this Section 9.16.
(e)    Buyer, both on behalf of itself and the other Releasing Parties, does hereby acknowledge that it is, and has been, represented by counsel in connection with the negotiation and preparation of this Agreement, that the provisions of this Section 9.16 and the legal effect thereof have been fully explained to it, including the release and waiver contained in this Section 9.16, and that it is entering into this Agreement freely and voluntarily and without coercion or undue influence. This Section 9.16 is intended to be final and binding upon all parties to this Agreement regardless of any mistake of fact or law.
Section 9.17    Remedies Cumulative. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, remedy or power under this Agreement or any Ancillary Agreements shall operate as a waiver thereof, nor shall any single or partial exercise by any such party of any such right, remedy or power hereunder or thereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to each party hereto or allowed it by Applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
AMERICAN CAPITAL ASSET MANAGEMENT, LLC
By:        /s/ Samuel A. Flax
    Name: Samuel A. Flax
    Title:     Executive Vice President and
        General Counsel
AMERICAN CAPITAL MORTGAGE MANAGEMENT, LLC
By:        /s/ Samuel A. Flax
    Name: Samuel A. Flax
    Title:     Executive Vice President and
        Secretary
AMERICAN CAPITAL, LTD.
By:        /s/ Samuel A. Flax
    Name: Samuel A. Flax
    Title:     Executive Vice President and
        Secretary
AMERICAN CAPITAL AGENCY CORP.
By:        /s/ Gary Kain
    Name: Gary Kain
    Title: President, Chief Investment
Officer, and Chief Executive
Officer

Annex A - Definitions
“Accrued PIP Amount” an amount equal to (a) $31,874 multiplied by (b) the number of days elapsed in the 2016 calendar year as of and including the Closing Date.
“Adviser” shall have the meaning set forth in the recitals.
“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified; provided that (a) so long as Parent’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, no stockholder of Parent who owns less than a majority of the outstanding voting stock of Parent shall be an Affiliate of Parent or any Affiliate thereof (including Seller and its Subsidiaries), (b) no REIT or Controlled Affiliate of a REIT and no Other Fund or Controlled Affiliate of an Other Fund shall be an Affiliate of Seller or any Affiliate thereof (including the Company and its Subsidiaries) and (c) no Portfolio Company or Controlled Affiliate of a Portfolio Company (other than Seller and its Subsidiaries (other than the Seller Portfolio Companies)) shall be an Affiliate of Parent or any Affiliate thereof (including Seller and its Subsidiaries).
“Affiliate Agreement” shall have the meaning set forth in Section 3.21(a).
“Agreement” shall have the meaning set forth in the preamble hereto.
“AGNC Adviser” shall have the meaning set forth in the recitals.
“AGNC Management Agreement” shall have the meaning set forth in the recitals.
“Allocations” shall have the meaning set forth in Section 8.2.
“Ancillary Agreements” shall mean the Transition Services Agreement, the Assignment Agreement, the Release and the Contribution Documents.
“A&P” shall have the meaning set forth in Section 9.15(a).
“Applicable Date” shall mean June 30, 2017; provided that such date may be extended by agreement of the parties hereto to any date on or before August 31, 2017.
“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law and including the Securities Laws), ordinance, rule, administrative interpretation, regulation, order (including any exemptive orders), writ, judgment or directive (including those of any self-regulatory organization) applicable to or legally binding on any member of the Company Group, any REIT, Buyer, Seller, Parent or any of their respective Affiliates, directors, employees or agents or other Person, as the case may be.
“Applicable Seller Employee” shall mean each of those employees of Parent, Seller or their Affiliates (other than members of the Company Group) identified as such by Buyer to the General Counsel of Parent prior to the date of this Agreement.
“Applicable Seller Employee Arrangements” shall have the meaning set forth in Section 5.14(c)(i).
“Arbiter” shall have the meaning set forth in Section 8.2.
“Assignment Agreement” shall have the meaning set forth in Section 1.2(a)(ii).
“Attorney-Client Communications” shall have the meaning set forth in Section 9.15(b).
“Bonus Pro-Rated Amount” shall mean, with respect to:
(a)    each Specified Executive, an amount equal to the excess, if any, of:
(i)    the product of (A) the amount of the Quarterly Target Incentive Payment Amount (as defined in the applicable Specified Executive Agreement) which was earned by such Specified Executive, pursuant to his Specified Executive Agreement, with respect to the first calendar quarter of 2016, multiplied by (B) 2, plus
(ii)    the product of (A) the percentage set forth opposite such Specified Executive’s name in Section 5.5(b) of the Company Disclosure Letter of such Specified Executive’s annual Target Incentive Payment Amount (as defined in the applicable Specified Executive Agreement) multiplied by (B) the quotient of (1) the number of days from and including April 1, 2016 through and excluding the Closing Date, divided by (2) 365, minus
(iii)    the aggregate amount previously paid to such Specified Executive in respect of Target Incentive Payments for the Elapsed Period.
(b)    each bonus-eligible Company Employee other than the Specified Executives, an amount equal to the excess, if any, of
(i)    the product of (I) the Elapsed Period Ratio multiplied by (II) the amount of cash performance-based bonus which such Company Employee would be entitled to earn for the full fiscal year in which the Closing occurs, at target-level performance, minus

(ii)    the aggregate amount previously paid to such Company Employee in respect of such bonus in respect of the Elapsed Period.
“Business” shall mean the business of, and operations relating to, managing the REITs and their applicable Subsidiaries and all services provided to the REITs and their applicable Subsidiaries by or on behalf of Parent, Seller or its Affiliates ancillary thereto.
“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks in New York City are authorized or required to close for regular banking business.
“Buyer” shall have the meaning set forth in the preamble hereto.
“Buyer Disclosure Letter” shall mean the disclosure letter delivered by Buyer to Parent, Seller and the Company simultaneously with the execution of this Agreement.
“Buyer’s Allocation” shall have the meaning set forth in Section 8.2.
“Closing” shall have the meaning set forth in Section 1.3.
“Closing Date” shall have the meaning set forth in Section 1.3.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble hereto.
“Company Balance Sheet” shall have the meaning set forth in Section 3.7(a).
“Company Benefit Plan” shall mean any Employee Benefit Plan that is sponsored or maintained (as applicable) by any member of the Company Group, as so designated in Section 3.15(a) of the Company Disclosure Letter.
“Company Confidential Information” shall have the meaning set forth in Section 5.4(a).
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Buyer simultaneously with the execution of this Agreement.
“Company Employees” shall mean employees of the Company.
“Company Group” shall mean the Company and its Subsidiaries; provided that no REIT or Controlled Affiliate of a REIT shall be a member of the Company Group.
“Company Group Employee Payments” shall mean all sale, transaction, change of control, severance, retention or incentive payments (including pursuant to the American Capital

Performance Incentive Plan – American Capital Agency Corp. or the American Capital Performance Incentive Plan – MTGE (whether payable in cash or shares of stock)) or any payments in respect of any options, restricted stock, restricted stock units or other similar rights, that are or will become payable by any member of the Company Group or any other Person to (a) any Company Employee solely as a result of the occurrence of the consummation of the Transactions or the transactions contemplated by the Parent Merger Agreement or (b) any Applicable Seller Employee solely as a result of the occurrence of the consummation of the transactions contemplated by the Parent Merger Agreement if such Person has been hired by a member of the Company Group on or prior to the date on which such payment becomes due and payable, in each case, whether due and payable at or after the Closing.
“Company Group Guarantees” shall have the meaning set forth in Section 5.15(b).
“Company Group Intellectual Property” shall mean all Intellectual Property owned by the Company Group or licensed to the Company Group.
“Company Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, results of operations or financial condition of the Company Group, taken together as a whole, or the Business or (b) the ability of Parent, Seller or the Company to consummate the Transactions as and when required under this Agreement; provided that, with respect to clause (a), any such effect resulting from or arising in connection with the following shall not constitute a Company Material Adverse Effect and shall be excluded from any determination as to whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company, any of its Subsidiaries or the REITs operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of any of the REITs’ securities or other financial instruments, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any failure by any of the REITs to meet published analyst estimates or expectations of such REIT’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any failure by the Company, any of its Subsidiaries or any of the REITs to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself

(provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters; (viii) the announcement of this Agreement; (ix) any action taken by the Company or any of its Subsidiaries, in each case which is required by this Agreement; (x) any actions taken (or omitted to be taken) by Parent, Seller or the Company Group (prior to the Closing) at the written request or with the written consent of Buyer; (xi) any changes in the assets under management of, or revenues from, any REIT, except to the extent that such changes are caused by actions of any member of the Company Group outside of the ordinary course of business and such actions are taken at the express and specific direction of Parent or Seller; (xii) any termination or non-renewal without “cause,” by any REIT of its REIT Management Agreement; or (xiii) the voluntary termination or involuntary termination for “cause” of the employment of any person employed by any member of the Company Group; and provided, further, that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) or (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred if such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on either the Business or the Company Group, taken as a whole, relative to the other participants in any of the industries or markets in which the Company Group operates (or applicable portions or segments of such industries or markets).
“Competing Transaction” shall have the meaning set forth in Section 5.10.
“Contract” shall mean any contract, agreement, indenture, note, bond, loan, letter of credit, pledge, instrument, lease, mortgage, license, commitment or other arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.
“Contributed Assets” shall mean each of the assets specified on Annex B.
“Contribution” shall have the meaning set forth in Section 5.14(a).
“Contribution Documents” shall mean (a) a bill of sale in respect of the transfer of the Contributed Assets, substantially in the form attached hereto as Exhibit B and (b) an assignment and assumption agreement in respect of the Contracts included in the Contributed Assets, substantially in the form attached hereto as Exhibit C.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.
“Controlled Group” means any trade or business (whether or not incorporated) that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with any member of the Company Group, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code.
“Counsel” shall have the meaning set forth in Section 9.15(b).
“Employee Benefit Plan” shall have the meaning set forth in Section 3.15(a).
“Encumbrance” shall mean any lien, pledge, mortgage, security interest, claim, charge, easement or other encumbrance of any kind.
“Elapsed Period” shall mean the period from and including the first day of the year in which the Closing occurs to but excluding the Closing Date
“Elapsed Period Ratio” shall mean, with respect to any year, the quotient determined by dividing

(i)
the sum of (A) the number calendar quarters completed in the Elapsed Period plus (B) the quotient determined by dividing (I) the number of days from the first day of the calendar quarter in which the Closing occurs by (II) 91 by

(ii)
4.0.
“Equity Rights” shall have the meaning set forth in Section 3.5(b).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.
“Excluded Assets” shall mean all properties, assets, goodwill and rights of Parent, Seller and its Affiliates (other than the Company Group) other than the Contributed Assets.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Filing Party” shall have the meaning set forth in Section 5.6(a).
“Former REIT Marks” shall have the meaning set forth in Section 5.13(a).
“GAAP” shall mean generally accepted accounting principles as used in the United States, as in effect at the applicable time of determination.
“Governmental Authority” shall mean any United States or other foreign, federal, state, municipal or other governmental entity exercising executive, legislative, judicial, regulatory or administrative functions, including the SEC, and including any governmental or non-governmental self-regulatory organization, agency or authority.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” shall mean, with respect to a Person, as of a particular time, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including sale and leaseback Contracts, purchase money obligations incurred in connection with the acquisition of property, installment Contracts or conditional sale or title retention Contracts, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) letters of credit and any similar agreements, each to the extent drawn upon and unpaid, (e) any borrowing of money secured by an Encumbrance (other than Permitted Encumbrances) on such Person’s assets, (f) any liability or obligation with respect to interest rate swaps, collars, caps and similar hedging obligations (valued at the termination value thereof), (g) any guarantee of any of the foregoing obligations and (h) any obligations for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (a) through (g) above (determined, with respect to premiums, penalties, fees, make-whole payments, expenses, indemnities and breakage costs, as if the items described in clauses (a) through (g) above were prepaid or repaid(as applicable) as of the applicable date).
“Intellectual Property” shall mean, in any jurisdiction, any and all (a) patents and patent applications (including reissues, reexaminations, continuations, divisions, continuations-in-part, extensions, revisions and counterparts thereof in any jurisdiction), (b) Trademarks, including all applications and registrations therefor, (c) copyrights (whether registered or unregistered) and all copyright registrations and applications for registration of copyrights, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, (e) trade secrets and confidential business information (including research and development, know-how, processes, procedures, programs, methods, techniques, ideas, customer and supplier lists, technical data, designs, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, charts, plans, diagrams, drawings, specifications, formulae, algorithms, subroutines, tools, materials, information, all recordings, graphs, drawings, reports, analyses, and other writings, and business and marketing plans, studies and proposals that are of a proprietary or confidential nature, and all other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that is used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing), (f) all other intellectual property rights arising from or relating to the foregoing and (g) all Contracts granting any right relating to or under the foregoing.
“Interests” shall have the meaning set forth in the recitals.
“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
“IRCA” means the Immigration Reform and Control Act of 1986.
“IRS” shall mean the United States Internal Revenue Service.
“IT Systems” shall mean all computer systems, servers, network equipment and other computer hardware and software (a) owned, leased or licensed by any member of the Company Group or (b) otherwise used in the Business and either (i) part of the Contributed Assets or (ii) provided under the Transition Services Agreement.
“Key Employees” shall mean the executive officers of the Company Group listed in Section 5.17(c) of the Company Disclosure Letter.
“Knowledge of the Company” shall mean the actual knowledge, as of the relevant date, without the benefit of an independent investigation of any matter, of each of the individuals set forth on Exhibit D.
“Leased Real Property” shall have the meaning set forth in Section 3.20.
“Leases” shall have the meaning set forth in Section 3.20.
“Liability” means any Indebtedness, liability or obligation (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether determined or determinable, whether disputed or undisputed, whether liquidated or unliquidated, whether due or to become due and whether in contract, tort, strict liability or otherwise), including any liability for Taxes.
“License Agreements” shall mean all Contracts for which the principal purpose is the licensing of any Intellectual Property by or to the Company Group (other than off-the-shelf, shrink-wrap, click-wrap, or other readily commercially available computer software licenses).
“Marked Materials” shall have the meaning set forth in Section 5.13(b).
“Material Contract” shall mean any Contract to which any member of the Company Group is a party or by which it or any of its properties or assets is bound of the type listed below:
(a)    the REIT Management Agreements;
(b)    any License Agreement with annual payments exceeding $100,000 or that is in respect of Intellectual Property that is material to the conduct of the Business;
(c)    any Lease;
(d)    any Contract relating to any Indebtedness of the Company Group, granting liens or a security interest in the property of the Company Group, extended credit to any Person (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or providing any guaranty by the Company Group of the obligations or Indebtedness of another Person;
(e)    any Contract that involves any exchange traded, over-the-counter or other swap, hedge, cap, floor, collar, futures Contract, forward Contract, option or other derivative financial Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, currencies, interest rates, foreign currency and indices;
(f)    any collective bargaining or similar labor Contracts;
(g)    any Contract entered into by any member of the Company Group that is not cancelable by the Company Group without penalty on 90 days’ or less notice involving annual payments in excess of $100,000;
(h)    any strategic partnership, joint venture or similar agreements entered into by any member of the Company Group;

(i)    any stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement entered into by any member of the Company Group;
(j)    any Contract that contains a covenant (including a covenant not to compete or a non-solicitation covenant) that limits the ability of any member of the Company Group or any of its Affiliates, to (i) compete in any business or with any Person or in any geographic area, (ii) sell, supply or distribute any service or product anywhere in the world or (iii) solicit or hire any Person as an employee;
(k)    any Contract with (i) domestic independent contractors or consultants (or similar Contracts) that are not cancelable without penalty or further payment and without more than thirty days’ notice or (ii) any foreign independent contractor, consultant, foreign sales agent or foreign sales broker or other representative;
(l)    any Contract of any member of the Company Group that provides for an earn-out or similar deferred conditional payment obligation;
(m)    any Contract requiring a capital expenditure by the Company in excess of $200,000 in any calendar year;
(n)    any Affiliate Agreement;
(o)    any Contract with any Governmental Authority; and
(p)    any Contract providing for the acceleration or vesting of payments that are conditioned, in whole or in part, on a direct or indirect change of control of any member of the Company Group (including all transaction bonuses, change of control payments, “stay” bonuses, “phantom” stock and similar payments).
“MTGE” shall have the meaning set forth in the recitals.
“MTGE Adviser” shall have the meaning set forth in the recitals.
“MTGE Management Agreement” shall have the meaning set forth in the recitals.
“Organizational Documents” shall mean, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational documents; in each case, as amended or restated.
“Other Fund” shall mean any pooled investment vehicle (other than the REITs) for which Seller or any of its Subsidiaries acts as investment adviser and as general partner, managing member or sponsor, other than any carry vehicle or general partner (or functionally equivalent) entity.
“Other Privileged Documents” shall have the meaning set forth in Section 9.15(c).
“Parent” shall have the meaning set forth in the preamble hereto.
“Parent 401(k) Plan” shall have the meaning set forth in Section 5.14(c)(iii).
“Parent Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of the date of this Agreement, by and among Ares Capital Corporation, a Maryland corporation, Orion Acquisition Sub, Inc., a Delaware corporation, Ivy Hill Asset Management, L.P., a Delaware limited partnership, Ivy Hill Asset Management GP, LLC, a Delaware limited liability company, Parent, Seller, and, solely for purposes of certain provisions with respect thereto, Ares Capital Management LLC, a Delaware limited liability company, as the same may be amended from time to time.
“Parent Portfolio Company” shall mean any entity (a) in which Parent or any of its Subsidiaries (other than Seller and its Subsidiaries) has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in Parent’s quarterly or annual reports and (b) that is, notwithstanding such investment, independently managed without such investing Person’s involvement in the day to day operations of such entity (except if such involvement is solely due to requirements of the Investment Company Act).
“Parent Transaction” shall have the meaning set forth in Section 5.10.
“Permits” shall mean all domestic and foreign federal, state and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.
“Permitted Encumbrances” shall mean (a) statutory Encumbrances arising by operation of law with respect to a liability incurred in the ordinary course of business and which is not delinquent; (b) requirements and restrictions of zoning, building and other laws; (c) Encumbrances for Taxes (i) which are not yet due or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (d)

Encumbrances set forth in any title policy or title report or survey with respect to the Leases and other Encumbrances of public record; or (e) licenses of, or other grants of rights to use, Company Group Intellectual Property.
“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.
“Performance Incentive Plans” shall mean the American Capital Performance Incentive Plan – AGNC and the American Capital Performance Incentive Plan – MTGE.
“Portfolio Company” shall mean any Parent Portfolio Company or Seller Portfolio Company.
“Potential Claim” shall have the meaning set forth in Section 9.16(a).
“Proceedings” shall have the meaning set forth in Section 2.6(a).
“Purchase Price” shall have the meaning set forth in Section 1.1.
“R&W Policy” shall have the meaning set forth in Section 5.18(a).
“Registered IP” shall have the meaning set forth in Section 3.17(a).
“Regulatory Documents” shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Securities Laws, the Investment Company Act, the Investment Advisers Act, United States and state securities, commodities and other investment related Applicable Laws or the applicable rules and regulations of any Governmental Authority (including FINRA and each applicable exchange (as defined under the Exchange Act)).
“REIT” or “REITs” shall have the meaning set forth in the recitals.
“REIT Management Agreement” shall have the meaning set forth in the recitals.
“Related Person” shall have the meaning set forth in Section 3.21(b).
“Related Person Arrangements” shall have the meaning set forth in Section 3.21(b).
“Release” shall mean the Agreement and General Mutual Release, dated as of the Closing Date, to be entered into among Seller, the Company and Buyer, substantially in the form attached hereto as Exhibit E.
“Released Matters” shall have the meaning set forth in Section 9.16(a).

“Released Parties” shall have the meaning set forth in Section 9.16(a).
“Releasing Parties” shall have the meaning set forth in Section 9.16(a).
“Relevant Provision” shall mean each of Section 6.06 and Section 6.14 in each of (i) the Senior Secured Term Loan Credit Agreement dated as of August 22, 2012, among Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended) and (ii) the Senior Secured Revolving Credit Agreement dated as of August 22, 2012, among Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended).
“Reviewing Party” shall have the meaning set forth in Section 5.6(a).
“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.
“Securities Laws” shall mean the Securities Act, the Exchange Act, state “blue sky” securities Applicable Laws and all similar foreign securities Applicable Laws, and the rules and regulations promulgated thereunder.
“Seller” shall have the meaning set forth in the preamble hereto.
“Seller Disclosure Letter” shall mean the disclosure letter delivered by Parent and Seller to Buyer simultaneously with the execution of this Agreement.
“Seller Guarantees” shall have the meaning set forth in Section 5.15(a).
“Seller Portfolio Company” shall mean any entity (a) in which Seller or any of its Subsidiaries or a REIT or any Other Fund has made, makes or proposes to make a debt or equity investment that is or would be held for investment purposes, including any Specified Energy & Infrastructure Company, and (b) that is, notwithstanding such investment, independently managed without such investing Person’s involvement in the day to day operations of such entity (except if such involvement is solely due to requirements of the Investment Company Act).
“Seller’s Allocation Notice” shall have the meaning set forth in Section 8.2.
“Seller Trademarks” shall have the meaning set forth in Section 5.13(a).
“Shared Contract” means any Contract (other than a Contributed Asset) between Parent, Seller or any of their respective Affiliates (other than any member of the Company Group), on the one hand, and one or more third parties, on the other hand, pursuant to which services are provided that are used directly or indirectly both by any member of the Company Group, or otherwise in the Business, on the one hand, and by Parent, Seller or any of their respective Affiliates (other than any member of the Company Group), outside of the Business, on the other hand.
“Skadden” shall have the meaning set forth in Section 9.15(a).
“Specified Executive” shall mean each of the Company Employees listed in Section 5.5(b) of the Company Disclosure Letter.
“Specified Executive Agreement” shall mean, with respect to each Specified Executive, the agreement indicated opposite the name of such individual in Section 5.5(b) of the Company Disclosure Letter.
“Specified Energy & Infrastructure Company” shall mean each of the entities listed on Exhibit F and each of their respective Controlled Affiliates.
“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons; provided that (i) no REIT or Subsidiary of a REIT and no Other Fund or Subsidiary of an Other Fund shall be a Subsidiary of Parent or any Subsidiary thereof (including Seller and its Subsidiaries) and (ii) no Portfolio Company or Subsidiary of a Portfolio Company (other than Seller and its Subsidiaries (other than the Seller Portfolio Companies)) shall be a Subsidiary of Parent or any Subsidiary thereof (including Seller and its Subsidiaries).
“Target Incentive Payment” shall, with respect to each Specified Executive, have the meaning set forth in the Specified Executive Agreement of such individual.
“Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, fees, duties, levies, tariffs, imposts, tolls, customs or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, wealth, net wealth, net worth, export and import fees and charges, registration fees, tonnage, vessel, or other taxes, fees, assessments, customs, duties, levies, tariffs, imposts, tolls, or governmental charges of any kind whatsoever, together with any interests, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon or related thereto.

“Tax Proceeding” shall mean any audit, contest, claim, proceeding or inquiry, whether administrative or judicial, in respect of Taxes.
“Tax Return” shall mean any return, declaration, report, statement, form (including elections, estimates, declarations or amendments), claim for refund, or information return relating to Taxes, including any attachment, exhibit, schedule or supplement thereto and amendment thereof.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Termination Date” shall have the meaning set forth in Section 7.1(a)(v).
“Trademarks” shall have the meaning set forth in Section 5.13(a).
“Transaction-Related Privileged Documents” shall have the meaning set forth in Section 9.15(b).
“Transactions” shall mean the transactions contemplated by this Agreement (other than, for greater certainty, the Parent Merger Agreement) or any Ancillary Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 8.1.
“Transferring Employees” shall have the meaning set forth in Section 5.14(c)(i).
“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the Closing Date, to be entered into among Buyer, the Company, Seller and Parent, substantially in the form attached hereto as Exhibit G.
“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.